Pricing Supplement Dated June 27, 2016 To the Prospectus Supplement dated January 8, 2016 and Prospectus dated January 8, 2016	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

$100,000,000* Royal Bank of Canada Exchange Traded Notes due June 20, 2036 Linked to the S&P 500® Trend Allocator PR Index

General
•	The Exchange Traded Notes due June 20, 2036 Linked to the S&P 500® Trend Allocator PR Index (the “ETNs”) are designed for investors who seek exposure to the S&P 500 Trend® Allocator PR Index (the “Index”). If the value of the Index declines, investors should be willing to lose up to 100% of their investment. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.
•	The ETNs may pay a quarterly coupon as described in this pricing supplement. Since the payment of any quarterly coupon is uncertain, investors should not expect to receive fixed periodic interest payments.
•	The ETNs are senior unsecured medium-term notes of Royal Bank of Canada, Series G, maturing June 20, 2036, subject to adjustment as provided herein. The denomination and stated principal amount of each ETN is $20. Any future issuances of ETNs may be issued at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.
Key Terms
Issuer:	Royal Bank of Canada (“Royal Bank”)
Index:
The S&P 500® Trend Allocator PR Index, which allocates between the S&P 500® Price Return Index and the Federal Funds Effective Rate, based on the average of the last 200 historical daily closing values of the S&P 500® Total Return Index.  See “The Index” in this pricing supplement.

Initial Trade Date:	June 27, 2016
Initial Settlement Date:	June 30, 2016
Payment at Maturity:
If your ETNs have not previously been repurchased by Royal Bank, you will receive at maturity a cash payment, per $20 principal amount ETN, calculated as (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the final Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the Final Valuation Date.  In no event, however, will the payment at maturity be less than zero.

Index Factor:
The Index Factor on any Valuation Date will be equal to the quotient of the Final Index Level on such Valuation Date divided by the Initial Index Level.  The closing level is not the same as the closing price or any other trading price of the ETNs in the secondary market.

Repurchase of the ETNs at Your Option:
Subject to the requirements described below, you may offer the applicable minimum repurchase amount or more of your ETNs to Royal Bank for repurchase on any Business Day during the term of the ETNs until the Business Day immediately preceding the Final Valuation Date.  The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs), except that we or RBC Capital Markets, LLC (“RBCCM”), as the Calculation Agent, may from time to time reduce, in part or in whole, the minimum repurchase amount.  The Trading Day immediately succeeding the Business Day on which you offer your ETNs for repurchase will be the Valuation Date applicable to such repurchase.  If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Royal Bank are met, you will receive a cash payment in an amount equal to the “daily repurchase value,” calculated as a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of such Valuation Date.  In no event, however, will the daily repurchase value be less than zero.  In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to that Coupon Payment has not yet occurred.  RBCCM may charge investors an additional fee of up to 0.125% times the daily repurchase value for each ETN that is repurchased at the investor’s option.

Repurchase of the ETNs at Our Option:
We have the right to repurchase the ETNs, in whole but not in part, on any Business Day during the term of the ETNs on or after December 30, 2016 to and including June 19, 2036.  To exercise our right to repurchase the ETNs, we must provide notice to the holders of the ETNs not less than five Trading Days prior to the Repurchase Date specified by us in the irrevocable call notice we deliver to the holders. Upon any such repurchase, you will receive a cash payment in an amount equal to the “call settlement value,” calculated as a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the call settlement value be less than zero.  In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding such Valuation Date if, on such Valuation Date, the Ex-Date with respect to that Coupon Payment has not yet occurred.

Investing in the ETNs involves a number of risks.  See “Risk Factors” beginning on page PS-14 of this pricing supplement, page S-1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ETNs or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
The ETNs will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.
* The agent for this offering, RBCCM, is our affiliate.  We sold $4,000,000 in principal amount on the Initial Trade Date through RBCCM and through one or more dealers purchasing as principal through RBCCM for $20 per ETN (200,000 ETNs), which is the stated principal amount per ETN.  We received proceeds equal to 100% of the offering price of the ETNs issued and sold on the Initial Settlement Date. Additional ETNs may be offered and sold after the Initial Trade Date from time to time through RBCCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.  Sales of the ETNs after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  We will receive proceeds equal to 100% of the price that the ETNs are sold to the public, less any commissions paid to RBCCM.  We may not sell the full amount of ETNs offered by this pricing supplement, and may discontinue sales of the ETNs at any time.  Delivery of ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).  RBCCM and any other dealer in any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.  In exchange for providing certain services relating to the distribution of the ETNs, RBCCM, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or another FINRA member may receive all or a portion of the Investor Fee.  In addition, RBCCM may charge investors a fee of up to 0.125% times the daily repurchase value for each ETN that is repurchased at the investor’s option.  Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.
RBC Capital Markets, LLC
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Coupon Payment:
On each Coupon Payment Date, for each $20 principal amount ETN, you will receive a cash payment equal to the Security Distribution Amount calculated as of the corresponding Coupon Valuation Date.  The Coupon Payment will be paid to the holder of an ETN as of the applicable Coupon Record Date.

Repurchase Mechanics:
You may offer your ETNs to Royal Bank for repurchase on any Business Day during the term of the ETNs through the Business Day immediately preceding the Final Valuation Date.  To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Royal Bank no later than 4:00 p.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase Procedures.” If you fail to comply with these procedures, your offer will be deemed ineffective and Royal Bank will not be obligated to repurchase your ETNs.  Unless we have repurchased the ETNs at our option or the scheduled Repurchase Date is postponed as described in this pricing supplement, the final day on which Royal Bank will repurchase your ETNs will be June 19, 2036.

Valuation Date:
The applicable Valuation Date means (i) with respect to a repurchase at the option of the ETN holder, the Trading Day immediately succeeding the Business Day on which you deliver a valid repurchase notice to Royal Bank, (ii) with respect to a repurchase of the ETNs at our option, the third Trading Day prior to the Repurchase Date and (iii) with respect to the Maturity Date, the Final Valuation Date.  The “Final Valuation Date” will be the Trading Day that falls on June 17, 2036.  If any of the applicable Valuation Dates is not a Trading Day, then such Valuation Date or Final Valuation Date shall be the next following Trading Day.  If a Market Disruption Event occurs or is continuing on any Valuation Date or the Final Valuation Date, then such Valuation Date will be postponed to the next Trading Day on which a Market Disruption Event does not occur or is not continuing.  See “Specific Terms of the ETNs—Market Disruption Events.”

Repurchase Date:
A Repurchase Date for a repurchase at the option of the holder is the third Business Day following the related Valuation Date.  Unless we have repurchased the ETNs at our option or the scheduled Repurchase Date is postponed as described herein, the final day on which Royal Bank will repurchase your ETNs at your option will be June 19, 2036.  As such, we anticipate that you must offer your ETNs for repurchase no later than June 13, 2036.  A Repurchase Date for a repurchase of the ETNs at our option will be the third Trading Day following the relevant Valuation Date.

Coupon Valuation Date:
The 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or  at our option.

Coupon Payment Date:
The fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date, any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option will be the Maturity Date or the related Repurchase Date, as applicable.  In addition, if a Repurchase Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment will be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date with respect to a repurchase at the option of the holder or at our option, as applicable, the Ex-Date with respect to such Coupon Payment has not yet occurred.

Coupon Period:
With respect to each Coupon Valuation Date, the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the initial trade date) to, and including, such Coupon Valuation Date.

Coupon Record Date:	With respect to each Coupon Payment Date, the ninth scheduled Business Day following the corresponding Coupon Valuation Date.
Ex-Date:
With respect to a Coupon Payment, the first Exchange Business Day on which the ETNs trade without the right to receive such Coupon Payment.  Under current Nasdaq practice, the Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

Security Distribution Amount:
As of any Coupon Valuation Date, an amount equal to the gross cash distributions that a “reference holder” would have been entitled to receive in respect of the Equity Index constituents held by such reference holder on the “record date” with respect to such Equity Index constituents, for those cash distributions whose “ex-dividend date” occurs (i) during the Coupon Period with respect to such Coupon Valuation Date and (ii) when the Index is allocated to the S&P 500® Price Return Index.  When the Index is allocated to the Federal Funds Effective Rate, any such gross cash distributions occurring with respect to such ex-dividend date will be deemed to be zero.  A “reference holder” is, as of any date of determination, a hypothetical holder of a number of units of each Equity Index constituent (as defined herein) equal to the product of (a) the number of units of such Equity Index constituent as of such date of determination, (b) the Multiplier and (c) the Investment Fee Factor.  The reference holder is intended to reflect the hypothetical exposure the holder of a single ETN would have to each Equity Index constituent at any given time.

Notwithstanding the foregoing, with respect to cash distributions for an Equity Index constituent that are scheduled to be paid prior to the applicable Ex-Date, if, and only if, the relevant Equity Index constituent fails to pay the distribution to holders of such Equity Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Security Distribution Amount.

Multiplier:	The Multiplier is equal to 0.0283002, the quotient of $20 divided by the Initial Index Level.
Initial Index Level:	706.710, the Index closing level on the Initial Trade Date.
Final Index Level:
As determined by the Calculation Agent, the Index closing level measured on the Final Valuation Date, or the Index closing level on any Valuation Date relating to a Repurchase Date for a repurchase at the option of the holder or at our option.

Investment Fee Factor:
As of any date of determination, the Investment Fee Factor is equal to the product of all past Fee Factors for which the related Coupon Periods have been completed; however, the Investment Fee Factor shall be considered one until the completion of the first Coupon Period.

Each past “Fee Factor” is equal to (i) one minus (ii) the annual investor fee multiplied by (a) the number of days elapsed from the Coupon Valuation date at the start of the related Coupon Period to and including the Coupon Valuation Date at the end of such Coupon Period, divided by (b) 365.  The “annual investor fee” is equal to 0.85%.  Such past Fee Factors shall not include periods ending upon the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option as such past Fee Factors are contemplated in the Current Investment Fee.

Because the Investment Fee Factor together with the Current Investment Fee over time reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investment Fee Factor and Current Investment Fee, minus the Coupon Payments, if any, in order for you to receive an aggregate amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Royal Bank.

Current Investment Fee:
As of any date of determination, the Current Investment Fee is equal to the product of (i) $20, (ii) the Index Factor, (iii) the Investment Fee Factor, (iv) the annual investor fee and (v) the number of days elapsed from the prior Coupon Valuation Date, or the Initial Trade Date if during the first Coupon period, to and including the current day divided by 365.

Listing:
The ETNs are listed, subject to official notice of issuance, on the Nasdaq Global Market under the ticker symbol “TALL.”  As long as an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

Index Symbol:	SPTRALUP (Bloomberg)
Intraday Indicative Value Symbol:	TALLIV (Bloomberg)
CUSIP/ISIN:	78011D245/US78011D2457

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You should read this pricing supplement together with the accompanying prospectus supplement dated January 8, 2016 and the prospectus dated January 8, 2016, relating to our Medium-Term Notes of which these ETNs are a part.  You should rely only on the information contained in this Pricing Supplement, and in the documents listed below in making your decision to invest in the ETNs.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
•	Prospectus dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the ETNs involve risks not associated with conventional debt securities.  You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs.  You should rely only on the information contained in this document or in any documents to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these ETNs.  The information in this document may only be accurate on the date of this document.
The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law.  If you possess this pricing supplement, you should find out about and observe these restrictions.
As used in this pricing supplement, the “Company,” “we,” “Royal Bank,” “us” or “our” refers to Royal Bank of Canada.

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SUMMARY
The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  References to the “prospectus” mean our accompanying prospectus, dated January 8, 2016, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated January 8, 2016.
We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs.  We may consolidate the additional ETNs to form a single class with the outstanding ETNs.  However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we stop selling additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected.
What are the ETNs and how do they work?
The ETNs are unsecured medium-term notes of Royal Bank of Canada (“Royal Bank”), the return on which is linked to the performance of the S&P 500® Trend Allocator PR Index (the “Index”).
We may pay a quarterly coupon as described in this pricing supplement.  Since the payment of any quarterly coupon is uncertain, investors should not expect to receive fixed periodic interest payments.  You may receive less than the principal amount at maturity and are fully exposed to any decline in the Index.  Depreciation of the Index will reduce your payment at maturity or upon repurchase, and you could lose your entire investment.
For a description of how the payment at maturity and upon repurchase, respectively, are calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity” and “Specific Terms of the ETNs—Payment upon Repurchase” sections herein.
What is the Index and who calculates it?
The Index was created by S&P Dow Jones Indices LLC (“S&P” or the “Index Sponsor”).  S&P also acts as index calculation agent (the “Index Calculation Agent”).  The Index allocates between the S&P 500® Price Return Index (the “Equity Index”) and the Federal Funds Effective Rate (the “Cash Rate”), based on the average of the last 200 historical daily closing values of the S&P 500® Total Return Index (the “Benchmark Index”).  Depending on whether the Benchmark Index is in a positive or a negative trend, the Index will allocate between the Equity Index and the Cash Rate.  The Index level is calculated based on the performance of either the Equity Index or the Cash Rate, as applicable.  The Index was established on November 2, 2015.  The Index is a price return index.  We refer to the securities included in the Benchmark Index and the Equity Index as the “Equity Index constituents” and the issuers of those securities as the “Constituent Issuers.”
For more information, including information about the historical performance of the Index, please refer to “The Index” in this pricing supplement.
How will the Coupon Payments be determined for the ETNs?
On each Coupon Payment Date, for each $20 principal amount ETN, you will receive a cash payment equal to the Security Distribution Amount, calculated as of the corresponding Coupon Valuation Date.
The stated principal amount of each ETN is $20.
The Security Distribution Amount means, as of any Coupon Valuation Date, an amount equal to the gross cash distributions that a “reference holder” would have been entitled to receive in respect of the Equity Index constituents held by such reference holder on the “record date” with respect to such Equity Index constituents, for those cash distributions whose “ex-dividend date” occurs (i) during the Coupon Period with respect to such Coupon Valuation Date and (ii) when the Index is allocated to the Equity Index.  When the Index is allocated to the Cash Rate, any such gross cash distributions occurring with respect to such ex-dividend date will be deemed to be zero.  A “reference holder” is, as of any date of determination, a hypothetical holder of a number of units of each Equity Index constituent equal to the product of (a) the number of units of such Equity Index constituent as of such date of determination, (b) the Multiplier and (c) the Investment Fee Factor.  The reference holder is intended to reflect the hypothetical exposure the holder of a single ETN would have to each Equity Index constituent at any given time.  Consequently, whenever the Index is allocated to the Cash Rate during a Coupon Period, the Security Distribution Amount for that Coupon Period may not increase until the trend switches back to the Equity Index.  If the Index is allocated to the Cash Rate for a complete Coupon Period, there will be no Coupon Payments for that Coupon Period.
Notwithstanding the foregoing, with respect to cash distributions for an Equity Index constituent that are scheduled to be paid prior to the applicable Ex-Date, if, and only if, the relevant Constituent Issuer fails to pay the distribution to holders of such Equity Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Security Distribution Amount.
The Multiplier is equal to 0.0283002, the quotient of $20 divided by the Initial Index Level.
The Investment Fee Factor, as of any date of determination, is an amount equal to the product of all past Fee Factors for which the related Coupon Periods have been completed; however, the Investment Fee Factor shall be considered one until the completion of the first Coupon Period.
Each past “Fee Factor” is equal to (i) one minus (ii) the annual investor fee multiplied by (a) the number of days elapsed from the Coupon Valuation date at the start of the related Coupon Period to and including the Coupon Valuation Date at the end of such Coupon Period, divided by (b) 365.  Such past Fee Factors shall not include periods ending upon the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option as such past Fee Factors are contemplated in the Current Investment Fee.
The “annual investor fee” is equal to 0.85%.
The Index Factor on any Valuation Date will be equal to the quotient of the Final Index Level on such Valuation Date divided by the Initial Index Level.
The Initial Index Level is 706.710, the Index closing level on the Initial Trade Date.
The Index closing level on any Trading Day will be published on Bloomberg L.P. (“Bloomberg”) under the ticker symbol “SPTRALUP”.  If a Valuation Date is postponed, the Calculation Agent may determine the Index closing level.  See “Specific Terms of the ETNs—Market Disruption Events.”
A Coupon Period with respect to each Coupon Valuation Date is the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the initial trade date) to, and including such Coupon Valuation Date.
For a further description of how your Coupon Payment will be calculated, see “—Hypothetical Examples—Hypothetical Coupon Payment Calculation” below and “Specific Terms of the ETNs” in this pricing supplement.
When will the Coupon Payment be paid?
A Coupon Payment Date will be the fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date, any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option will be the Maturity Date or the related Repurchase Date, as applicable.  In addition, if a Repurchase Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment will be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date with respect to a repurchase at the option of the holder or at our option, as applicable, the Ex-Date with respect to such Coupon Payment has not yet occurred.
A Coupon Valuation Date will be the 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date, any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option.  Coupon Valuation Dates are subject to adjustment as provided in “Specific Terms of the ETNs—Market Disruption Events.”
The Coupon Payment will be paid to the holder of an ETN as of the applicable Coupon Record Date, which will be the ninth scheduled Business Day following the corresponding Coupon Valuation Date.

How will payment at maturity or payment at repurchase be determined for the ETNs?
Unless we have previously repurchased your ETNs, either at your election or at ours, the ETNs will mature on the third Trading Day after the Final Valuation Date.  The Maturity Date is scheduled to be June 20, 2036, subject to adjustment as provided in “Specific Terms of the ETNs—Market Disruption Events.”
Payment at Maturity
If your ETNs have not previously been repurchased by Royal Bank, you will receive at maturity a cash payment, per $20 principal amount ETN, calculated as (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, each as of the Final Valuation Date, plus (b) the final Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the Final Valuation Date.  In no event, however, will the payment at maturity be less than zero.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.
Because the Investment Fee Factor together with the Current Investment Fee over time reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the sum of the percentage of the principal amount represented by the percentage that the Investment Fee Factor is less than 100 percent and the amount of the Current Investment Fee, minus the Coupon Payments, if any, in order for you to receive an aggregate amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Royal Bank.
For a further description of how your payment at maturity will be calculated, see “—Hypothetical Examples—Hypothetical Examples of the Payment at Maturity” below and “Specific Terms of the ETNs” in this pricing supplement.
Payment Upon Repurchase
We have the right to repurchase the ETNs, in whole and not in part, on any Business Day on or after December 30, 2016 to and including June 19, 2036.  To repurchase the ETNs, we will deliver an irrevocable call notice to The Depository Trust Company (“DTC”), as holder of the global note, not less than five Trading Days prior to the repurchase date specified in the call notice.  The call notice will include, among other items, the Repurchase Date, the Valuation Date and the last Business Day on which a holder may submit its offer to repurchase.  Once we issue a call notice to repurchase the ETNs at our option, the last Repurchase Date for a repurchase of the ETNs at your option will be the Business Day prior to the Valuation Date.
At your election you may, subject to certain restrictions, offer your ETNs for repurchase by Royal Bank on any Business Day during the term of the ETNs through the Business Day immediately preceding the Final Valuation Date, provided that you offer at least $1,000,000 stated principal amount of ETNs (50,000 ETNs) for repurchase and follow the procedures as described below.  To satisfy the minimum repurchase amount, your broker or other financial intermediary may bundle your ETNs for repurchase with those of other investors to reach this minimum amount, although there is no guarantee that they will do so.  We or the Calculation Agent, may from time to time reduce, in part or in whole, the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective.  If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.
If you choose to offer your ETNs for repurchase, you will receive a cash payment on the Repurchase Date in an amount equal to the “daily repurchase value,” calculated as a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the daily repurchase value be less than zero.  In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred.  For the avoidance of doubt, RBCCM will act as our agent in connection with any repurchases at your option and may charge investors an additional fee of up to 0.125% times the daily repurchase value for each ETN that is repurchased.
If we repurchase the ETNs at our option, you will receive a cash payment equal to the “call settlement value,” calculated as a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the call settlement value be less than zero.  In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding such Valuation Date if, on such Valuation Date, the Ex-Date with respect to that Coupon Payment has not yet occurred.
A Repurchase Date for a repurchase of the ETNs at the option of the holder is the third Business Day following the related Valuation Date.  Unless the ETNs have been previously repurchased at our option or the scheduled Repurchase Date is postponed due to a Market Disruption Event, the final day on which Royal Bank will repurchase your ETNs at your option will be June 19, 2036.  As such, we anticipate that you must offer your ETNs for repurchase no later than June 13, 2036.  Once we issue a call notice to repurchase the ETNs at our option, the last Valuation Date for a repurchase of the ETNs at your option will be the Trading Day prior to the relevant Valuation Date.  A Repurchase Date for a repurchase of the ETNs at our option will be the third Trading Day following the relevant Valuation Date.
Understanding the Value of ETNs
The initial offering price of the ETNs is determined at the inception of the ETNs. The initial offering price and the intraday indicative value are not the same as the trading price, which is the price at which you may be able to sell your ETNs in the secondary market, or the daily repurchase value, which is the amount that you will receive from us in the event that you choose to have your ETNs repurchased by us or if we repurchase the ETNs at our option.  An explanation of each type of valuation is set forth below.
Initial Offering Price to the Public.  The initial offering price to the public is equal to the Principal Amount of the ETNs.  The initial offering price reflects the value of the ETNs only on the Initial Trade Date.
Intraday Indicative Value. The intraday indicative value is meant to approximate the value of the ETNs at a particular time. The term “indicative value” of the ETNs refers to the value at a given time equal to (stated Principal Amount per ETN multiplied by (Current Index Level / Initial Index Level) multiplied by the Investment Fee Factor) plus the Current Coupon Payment, if any, minus the Current Investment Fee.  The Current Index Level will be the most recent published level of the Index available.  The Current Coupon Payment  will be the calculation of the Coupon Payment with respect to the ETNs, determined as if such date were a Valuation Date applicable to a Repurchase Date, calculated as described under “Specific Terms of the ETNs.”  For the avoidance of doubt, the Current Coupon Payment will include the Coupon Payment with respect to the Coupon Valuation Date immediately preceding such date if, on such date, the Ex-Date with respect to such Coupon Payment has not yet occurred.
The intraday indicative value is not the same as, and may differ from, the amount payable upon a repurchase at your option or at our option, or at maturity, and the trading price of the ETNs in the secondary market.  The intraday indicative value is published every 15 seconds on Bloomberg under the ticker symbol “TALLIV” on each Index business day.
Trading Price.  The market value of the ETNs at any given time, which we refer to as the trading price, is the price at which you may be able to sell your ETNs in the secondary market, if one exists. The trading price may vary significantly from the intraday indicative value because the market value reflects investor supply and demand for the ETNs.
Daily Repurchase Value.  The daily repurchase value is the price per ETN that we will pay you to repurchase the ETNs upon your request. The daily repurchase value is calculated according to the formula set forth above. The daily repurchase value may vary significantly from the intraday indicative value or the trading price of the ETNs.
Because the daily repurchase value is based on the Index closing level at the end of the Business Day after a repurchase notice is received, you will not know the daily repurchase value you will receive at the time you elect to request that we repurchase your ETNs.
Call Settlement Value.  The call settlement value is the price per ETN that we will pay you if we repurchase the ETNs at our option. The call settlement value is calculated according to the formula set forth above. The call settlement value may vary significantly from the intraday indicative value, trading price or daily repurchase value of the ETNs.

Ticker Symbols
The table below includes the ticker symbols and websites under which information relating to the ETNs can be located. The information contained on the websites listed below is not incorporated by reference into this pricing supplement and should not be considered part of this pricing supplement.
Trading price:	TALL	www.nasdaq.com
Intraday indicative value:	TALLIV	www.bloomberg.com
Intraday Index value:	SPTRALUP	www.bloomberg.com

How will the ETNs be issued?
The denomination and stated principal amount of each ETN is $20.  Any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the ETNs in the form of a global note, which will be held by DTC or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors.  Accountholders in the Euroclear System (“Euroclear”) or Clearstream Banking société anonyme, Luxembourg (“Clearstream”) clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC.  You should refer to the section “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.
Will I receive fixed periodic interest on the ETNs?
No. We will not make any fixed periodic payments of interest during the term of the ETNs.  However, you may receive quarterly Coupon Payments as described in this pricing supplement.  Unless the ETNs are repurchased by Royal Bank, you will not receive any other payments on the ETNs prior to their maturity.
How do you sell your ETNs?
We intend to list the ETNs on the Nasdaq Global Market under the symbol “TALL”.  As long as an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  In addition, Royal Bank may repurchase your ETNs as described herein.
The trading price of the ETNs at any time is the price you may be able to sell your ETNs in the secondary market at such time.  The trading price of the ETNs at any time may vary significantly from the closing indicative value and intraday indicative value of the ETNs at such time.  Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event that you sell your ETNs at a time when such premium is no longer present in the market place or your ETNs are repurchased by us (including at our option on or after December 30, 2016 to and including June 19, 2036, in which case investors will receive a cash payment equal to the call settlement value).
How do you offer your ETNs for repurchase by Royal Bank?
If you wish to offer your ETNs to Royal Bank for repurchase, you and your broker must follow the following procedures:
•	your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Royal Bank by 4:00 p.m., New York City time, on the Business Day immediately preceding the Valuation Date applicable to the Repurchase Date. One part of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other part must be completed by your broker. You must offer $1,000,000 stated principal amount or more of your ETNs (50,000 ETNs) for repurchase by Royal Bank on any Repurchase Date. To satisfy the minimum repurchase amount, your broker or other financial intermediary may bundle your ETNs for repurchase with those of other investors to reach this minimum amount, although there is no guarantee that they will do so. We or RBCCM as the Calculation Agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. Royal Bank must acknowledge receipt from your broker in order for your offer to be effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same;

•	your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable Valuation Date at a price equal to the applicable daily repurchase value, facing Royal Bank; and
•	your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date (the third Business Day following the Valuation Date).
Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  If Royal Bank does not receive your offer for repurchase by 10:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date, your notice will not be effective and we will not accept your offer to repurchase your ETNs on the applicable Repurchase Date.  Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.
What are some of the risks of the ETNs?
An investment in the ETNs involves risks.  Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.
•	Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity or upon repurchase. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Investment Fee Factor and Current Investment Fee, minus the Coupon Payments, if any, you will receive less, and possibly significantly less, than your original investment in the ETNs. In addition, if, when the Index is allocated to the Cash Rate, the Cash Rate is negative, the amount of your return at maturity or upon repurchase will be reduced. See “Summary—Hypothetical Examples—Example 6.”
•	No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero.
•	A Trading Market for the ETNs May Not Continue Over the Term of the ETNs— We intend to list the ETNs on the Nasdaq Global Market under the symbol “TALL”. However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on the Nasdaq Global Market or any other exchange or quotation system and may delist the ETNs at any time.
•	The Intraday Indicative Value and the Closing Indicative Value are Not the Same as the Closing Price or Any Other Trading Price of the ETNs in the Secondary Market—The closing indicative value will be published on each Index business day (as defined below in “The Index—Holiday Schedule”) under the Bloomberg ticker symbol “TALLIV”. The intraday indicative value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol “TALLIV” and will be disseminated over the Consolidated Tape Association, or other major market vendor. The intraday indicative value and the closing indicative value are not the same as the intraday trading or closing price, respectively, of the ETNs on the Nasdaq Global Market. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their closing indicative value and intraday indicative value at such time.
•	Credit Risk of the Issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Royal Bank to pay its obligations as they come due.
•	Owning the ETNs is Not the Same as Owning Any of the Stocks Included in the S&P 500® Price Return Index or Owning a Federal Funds Deposit—The return on the ETNs, when they are allocated to the S&P 500® Price Return Index, may not reflect the return you would realize if you actually owned any of the stocks included in that index. Similarly, the return on the ETNs, when they are allocated to the Federal Funds Effective Rate, may not reflect the return if you actually owned a Federal Funds deposit.
•	Cumulative ETN Fees Reduce Exposure to the Index—Over time the Investment Fee Factor reduces the ETN’s implied position in the Index. Accordingly, due to these fees, ETN capital returns and returns due to distributions associated with dividends will be lower than if you directly owned constituents of the Index.  Such reductions in implied position are cumulative over time.
•	Restrictions on Repurchases by Royal Bank—You must offer the applicable minimum repurchase amount to Royal Bank for your offer for repurchase to be considered, unless we determine otherwise or your broker or other financial intermediary bundles your ETNs for repurchase with those of other investors to reach this minimum repurchase requirement.
•	Your Offer for Repurchase Is Irrevocable—You will not be able to rescind your offer for repurchase after it is received by Royal Bank. You will be exposed to market risk in the event market conditions change after Royal Bank receives your offer.
•	Tax Consequences are Uncertain. No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax treatment of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of an instrument similar to the ETNs. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.
•	Call Feature—Your ETNs may be repurchased by us on or after December 30, 2016 at our option. In the event that we call the ETNs, the daily repurchase value may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs.
Is this the right investment for you?
The ETNs may be a suitable investment for you if:
•	You seek an investment with a return linked to the performance of the Index and Coupon Payments that are dependent on distributions paid by the Constituent Issuers on the Equity Index constituents during the time that the Index is allocated to the Equity Index.
•	You believe the level of the Index will increase by a percentage sufficient to provide you with a satisfactory return on your investment during the term of the ETNs.
•	You are willing to accept the risk of fluctuations in the level of the Index.
•	You are willing to be exposed to the Federal Funds Effective Rate when the Index is allocated to that rate.
•	You understand that the trading price of the ETNs at any time may vary significantly from the intraday indicative value and the closing indicative value of the ETNs at such time.
•	You understand that paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell the ETNs at a time when such premium is no longer present in the market place.
•	You are willing to be exposed to the risk that we may call the ETNs prior to maturity, and that the amount paid to you upon our exercise of the call feature may be significantly less than the stated principal amount of the ETNs or the price at which you purchased the ETNs.
•	During the times that the ETNs are allocated to the S&P 500® Price Return Index, you are willing to receive a lower amount of distributions than you would if you owned interests in the Equity Index constituents directly.
•	You are comfortable with the creditworthiness of Royal Bank, as issuer of the ETNs.
The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Index, the amount of distributions on the Equity Index constituents or whether the Index is allocated to the Equity Index or the Cash Rate.
•	You seek a guaranteed return of principal.
•	You believe the level of the Index will decrease or will not increase by a percentage sufficient to provide you with a satisfactory return on your investment during the term of the ETNs.
•	You prefer the lower risk and therefore accept the potentially lower returns of conventional debt securities with comparable maturities and credit ratings.
•	You are not willing to be exposed to the trading price of the ETNs which, at any time, may vary significantly from the intraday indicative value and the closing indicative value.
•	You are not willing to be exposed to the risk that we may call the ETNs prior to maturity, and that the amount paid to you upon our exercise of the call feature may be significantly less than the stated principal amount of the ETNs or the price at which you purchased the ETNs.
•	You are not comfortable with the creditworthiness of Royal Bank, as issuer of the ETNs.
Does an investment in the ETNs entitle you to any ownership interests in the Equity Index constituents or in any Federal Funds Effective Rate deposit?
No. An investment in the ETNs does not entitle you to any ownership interest or rights in the Equity Index constituents when the Index is allocated to the Equity Index, nor does it entitle you to any ownership interests in a Federal Funds Effective Rate deposit when the Index is allocated to the Cash Rate.  You will not have any voting rights with respect to any of the Equity Index constituents, receive distributions or have any other interest or rights in any of those stocks as a result of your ownership of the ETNs, nor will you have any rights to interest in a Federal Funds Effective Rate deposit.
Will the ETNs be distributed by affiliates of Royal Bank?
Our affiliate, RBCCM, a member of FINRA, will participate in the initial distribution of the ETNs on the initial settlement date and will likely participate in any future distribution of the ETNs.  RBCCM is expected to charge normal commissions for the purchase of any ETNs and may also receive all or a portion of the Investor Fee.  In addition, RBCCM may charge investors an additional fee of up to 0.125% times the daily repurchase value for each ETN that is repurchased at the investor’s option.
Conflicts of Interest
Any offering in which RBCCM participates will be conducted in compliance with the requirements of FINRA Rule 5121 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, RBCCM may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer.  Please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
What are the U.S. federal income tax consequences of investing in the ETNs?
Please refer to “Material United States Federal Income Tax Considerations” herein for a discussion of material U.S. federal income tax considerations for making an investment in the ETNs.
How has the Index performed historically?
Hypothetical and actual historical values of the Index as well as distributions on the Index Constituents are provided in the section “The Index—Hypothetical Historical and Actual Historical Data on the Index” in this pricing supplement.  Past performance is based upon a certain set of data, estimates and assumptions, and is not necessarily indicative of how the Index would have performed under a different set of parameters or how the Index will perform in the future.

Hypothetical Examples
RBCCM will serve as the Calculation Agent for the ETNs (the “Calculation Agent”).  The following hypothetical examples detail the steps that the Calculation Agent will take to calculate the Coupon Payments and the payment on the ETNs at maturity.
Hypothetical Examples of the Payment at Maturity
The following examples show how the ETNs would perform in hypothetical circumstances.  The figures presented in these examples have been rounded for convenience.
Examples 1-3 show the effect of the performance of the Index on the daily repurchase value over a three-year period of twelve equal quarterly periods.  Examples 1-3 show the results of varying Index levels, ending up higher or lower at the end of the three year period, yet always allocated to the Equity Index.  For ease of analysis and presentation, examples 1-3 assume that the term of the ETNs is 12 equal quarterly periods (each exactly 25% of a year), no Coupon Payments were paid during the term of the ETNs and the Current Investment Fee is always $0 because the calculations occur on a Coupon Valuation Date and thus the current fees are reflected in the Investment Fee Factor.  Figures for hypothetical quarter 12 are as of the Final Valuation Date, and, given the indicated assumptions, a holder will receive a payment at maturity as indicated in quarter 12 of column E, according to the indicated formula.
Examples 4-5 show the effect of the Benchmark Index trending upwards or downwards, and the Index switching between the Equity Index and the Cash Rate.  For ease of analysis and presentation, examples 4-5 cover an 11 Trading Day period and assume that no Coupon Payments were paid during that period.
Example 6 shows how the ETNs would perform when the Index is allocated to the Cash Rate for four quarters, including quarter 3, where the Cash Rate is negative for that quarter.  For ease of analysis and presentation, examples 6 assumes that the term of the ETNs is four equal quarterly periods (each exactly 25% of a year), no Coupon Payments were paid during the term of the ETNs and the Current Investment Fee is always $0 because the calculations occur on a Coupon Valuation Date and thus the current fees are reflected in the Investment Fee Factor.  Figures for hypothetical quarter 4 are as of the Final Valuation Date, and, given the indicated assumptions, a holder will receive a payment at maturity as indicated in quarter 4 of column E, according to the indicated formula.
Although your payment upon repurchase will be calculated in the same manner as the examples described above, you should be aware that RBCCM, our agent for any repurchases at your option, may charge a fee of up to 0.125% times the daily repurchase value for each ETN repurchased.  Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.  The figures set forth in the examples below are for purposes of illustration only (including for periods of time that will have elapsed after the Initial Trade Date for the ETNs) and are not actual historical results.  For information relating to the historical performance of the Index, please refer to “The Index” in this pricing supplement.

Example 1.	The Index level varies over the term of the ETN, closes higher at the end of the three year period, and the Index is always allocated to the Equity Index.

	A	B	C	D	E	F	G
Quarterly Coupon Valuation Date	Index Closing Level	Index Factor	Annual Investor Fee	Investment Fee Factor	Daily Repurchase Value	Quarterly Index Return	Quarterly ETN Return
to (Issuance Date)		At/A0		D(t-1)*(1-C*Day Count(t)/365)	$20*B(t)*D(t)
	2400	1.000	0.85%	1.000	$20.00
1	2520	1.050	0.85%	0.998	$20.96	5.00%	4.78%
2	2640	1.100	0.85%	0.996	$21.91	4.76%	4.54%
3	2352	0.980	0.85%	0.994	$19.48	-10.91%	-11.10%
4	2520	1.050	0.85%	0.992	$20.82	7.14%	6.92%
5	2568	1.070	0.85%	0.989	$21.17	1.90%	1.69%
6	2640	1.100	0.85%	0.987	$21.72	2.80%	2.59%
7	2760	1.150	0.85%	0.985	$22.66	4.55%	4.32%
8	2688	1.120	0.85%	0.983	$22.02	-2.61%	-2.82%
9	3000	1.250	0.85%	0.981	$24.53	11.61%	11.37%
10	3048	1.270	0.85%	0.979	$24.87	1.60%	1.38%
11	3024	1.260	0.85%	0.977	$24.62	-0.79%	-1.00%
12	3120	1.300	0.85%	0.975	$25.34*	3.17%	2.96%

Hypothetical Returns:
3-year Annualized Index Return:		9.14%		Cumulative Index Return:		30.00%
3-year Annualized ETN Return:		8.21%		Cumulative ETN Return:		26.72%

*Assuming a three year note, the payment at maturity would be equal to $25.34.

Example 2.	The Index level varies over the term of the ETN, closes lower at the end of the three year period, and the Index is always allocated to the Equity Index.

	A	B	C	D	E	F	G
Quarterly Coupon Valuation Date	Index Closing Level	Index Factor	Annual Investor Fee	Investment Fee Factor	Daily Repurchase Value	Quarterly Index Return	Quarterly ETN Return
to (Issuance Date)		At/A0		D(t-1)*(1-C*Day Count(t)/365)	$20*B(t)*D(t)
	2400	1.000	0.85%	1.000	$20.00
1	2520	1.050	0.85%	0.998	$20.96	5.00%	4.78%
2	2640	1.100	0.85%	0.996	$21.91	4.76%	4.54%
3	2688	1.120	0.85%	0.994	$22.26	1.82%	1.60%
4	2520	1.050	0.85%	0.992	$20.82	-6.25%	-6.45%
5	2760	1.150	0.85%	0.989	$22.76	9.52%	9.29%
6	2880	1.200	0.85%	0.987	$23.70	4.35%	4.13%
7	2400	1.000	0.85%	0.985	$19.70	-16.67%	-16.84%
8	2256	0.940	0.85%	0.983	$18.48	-6.00%	-6.20%
9	2256	0.940	0.85%	0.981	$18.44	0.00%	-0.21%
10	2208	0.920	0.85%	0.979	$18.01	-2.13%	-2.34%
11	2160	0.900	0.85%	0.977	$17.58	-2.17%	-2.38%
12	2040	0.850	0.85%	0.975	$16.57*	-5.56%	-5.76%

Hypothetical Returns:
3-year Annualized Index Return:		-5.27%		Cumulative Index Return:		-15.00%
3-year Annualized ETN Return:		-6.08%		Cumulative ETN Return:		-17.14%

* Assuming a three year note, the payment at maturity would be equal to $16.57.

Example 3.	The Index level moves up and then down over the term of the ETN, closes lower at the end of the three year period, and the Index is always allocated to the Equity Index.

	A	B	C	D	E	F	G
Quarterly Coupon Valuation Date	Index Closing Level	Index Factor	Annual Investor Fee	Investment Fee Factor	Daily Repurchase Value	Quarterly Index Return	Quarterly ETN Return
to (Issuance Date)		At/A0		D(t-1)*(1-C*Day Count(t)/365)	$20*B(t)*D(t)
	2400	1.000	0.85%	1.000	$20.00
1	2520	1.050	0.85%	0.998	$20.96	5.00%	4.78%
2	2640	1.100	0.85%	0.996	$21.91	4.76%	4.54%
3	2688	1.120	0.85%	0.994	$22.26	1.82%	1.60%
4	2760	1.150	0.85%	0.992	$22.81	2.68%	2.46%
5	2880	1.200	0.85%	0.989	$23.75	4.35%	4.13%
6	3000	1.250	0.85%	0.987	$24.68	4.17%	3.95%
7	2880	1.200	0.85%	0.985	$23.65	-4.00%	-4.20%
8	2760	1.150	0.85%	0.983	$22.61	-4.17%	-4.37%
9	2520	1.050	0.85%	0.981	$20.60	-8.70%	-8.89%
10	2400	1.000	0.85%	0.979	$19.58	-4.76%	-4.96%
11	2280	0.950	0.85%	0.977	$18.56	-5.00%	-5.20%
12	2160	0.900	0.85%	0.975	$17.55*	-5.26%	-5.46%

Hypothetical Returns:
3-year Annualized Index Return:			-3.45%	Cumulative Index Return:		-10.00%
3-year Annualized ETN Return:			-4.27%	Cumulative ETN Return:		-12.27%

* Assuming a three year note, the payment at maturity would be equal to $17.55.

Example 4.	The Benchmark Index level moves up over 11 Trading Days, closes higher on the 11th Trading Day, and the Index switches between the Equity Index and the Cash Rate.
			A	B	C	D1	D2	E
Benchmark Index Closing Level	Benchmark Index 200 day Moving Average	Index Exposure	Index Closing Level	Index Factor	Annual Investor Fee	Investment Fee Factor (1.00 during first period)	Current Investment Fee	Daily Repurchase Value
				At/A0				$20*B(t)*D1(t)-D2(t)
2,027.93	2,101.60	S&P 500 PR	955.00	1.000	0.85%	1.000	$ -	$20.00
2,082.15	2,103.06	S&P 500 PR	980.54	1.027	0.85%	1.000	$0.0005	$20.53
2,118.38	2,104.70	Fed Funds Effective	981.03	1.027	0.85%	1.000	$0.0010	$20.54
2,154.15	2,106.41	Fed Funds Effective	981.52	1.028	0.85%	1.000	$0.0014	$20.55
2,145.38	2,108.07	Fed Funds Effective	982.01	1.028	0.85%	1.000	$0.0019	$20.56
2,180.70	2,109.90	Fed Funds Effective	982.50	1.029	0.85%	1.000	$0.0024	$20.57
2,140.43	2,111.66	Fed Funds Effective	982.99	1.029	0.85%	1.000	$0.0029	$20.58
2,132.33	2,113.18	Fed Funds Effective	983.48	1.030	0.85%	1.000	$0.0034	$20.59
2,127.60	2,114.54	S&P 500 PR	981.30	1.028	0.85%	1.000	$0.0038	$20.55
2,141.78	2,115.89	S&P 500 PR	987.84	1.034	0.85%	1.000	$0.0043	$20.68
2,083.50	2,117.03	S&P 500 PR	960.96	1.006	0.85%	1.000	$0.0047	$20.12

Hypothetical Returns:
Cumulative Index Return:		0.62%
Cumulative ETN Return:		0.60%

Example 5.	The Benchmark Index level moves up over 11 Trading Days, closes lower on the 11th Trading Day, and the Index switches between the Equity Index and the Cash Rate.

			A	B	C	D1	D2	E
Benchmark Index Closing Level	Benchmark Index 200 day Moving Average	Index Exposure	Index Closing Level	Index Factor	Annual Investor Fee	Investment Fee Factor (1.00 during first period)	Current Investment Fee	Daily Repurchase Value
				At/A0				$20*B(t)*D1(t)- D2(t)
2,405.67	2,103.49	S&P 500 PR	955.00	1.000	0.85%	1.000	$ -	$20.00
2,367.80	2,106.37	S&P 500 PR	939.97	0.984	0.85%	1.000	$ 0.0005	$19.68
2,203.89	2,108.45	S&P 500 PR	874.90	0.916	0.85%	1.000	$ 0.0009	$18.32
2,086.28	2,109.81	S&P 500 PR	828.21	0.867	0.85%	1.000	$0.0012	$17.34
1,970.34	2,110.60	S&P 500 PR	782.18	0.819	0.85%	1.000	$0.0015	$16.38
1,742.99	2,110.24	S&P 500 PR	691.93	0.725	0.85%	1.000	$0.0017	$14.49
1,869.44	2,110.65	S&P 500 PR	742.13	0.777	0.85%	1.000	$0.0022	$15.54
1,904.81	2,111.03	S&P 500 PR	756.17	0.792	0.85%	1.000	$0.0026	$15.83
1,960.40	2,111.56	S&P 500 PR	778.24	0.815	0.85%	1.000	$0.0030	$16.30
1,973.60	2,112.06	Fed Funds Effective	778.63	0.815	0.85%	1.000	$0.0034	$16.30
2,061.25	2,113.09	Fed Funds Effective	779.02	0.816	0.85%	1.000	$0.0038	$16.31

Hypothetical Returns:
Cumulative Index Return:		-18.43%
Cumulative ETN Return:		-18.45%

Example 6.	The Index is allocated to the Cash Rate for a 1-year period.

Quarterly Coupon Valuation Date	Fed Funds Effective Rate during Period	Index Closing Level	Index Factor	Annual Investor Fee	Investment Fee Factor	Daily Repurchase Value	Quarterly Index Return	Quarterly ETN Return	Quarterly Coupon**
to (Issuance Date)			At/A0		D(t-1)*(1-C*Day Count(t)/365)	$20*B(t)*D(t)
		2400.00	1.000	0.85%	1.000	$20.00
1	0.36%	2402.16	1.001	0.85%	0.998	$19.98	0.09%	-0.12%	$0
2	0.45%	2404.86	1.002	0.85%	0.996	$19.96	0.11%	-0.10%	$0
3	-0.25%	2403.36	1.001	0.85%	0.994	$19.90	-0.06%	-0.27%	$0
4	0.30%	2405.17	1.002	0.85%	0.992	$19.87*	0.08%	-0.14%	$0

Hypothetical Returns:
Cumulative Index Return:		0.22%
Cumulative ETN Return:		-0.63%

* Assuming a one year note, the payment at maturity would be equal to $19.87.
** When the Index is allocated to the Cash Rate for a complete Coupon Period, there will be no Coupon Payments for that Coupon Period.

RISK FACTORS
The ETNs are senior unsecured debt obligations of Royal Bank of Canada.  The ETNs are Senior Medium-Term Notes, Series G, as described in the accompanying prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index.  Investing in the ETNs is not equivalent to investing directly in the Index Constituents.  See “The Index” for more information.
This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.
Risks relating to the ETNs generally
The ETNs do not have a minimum redemption or repurchase amount and you may lose all or a significant portion of your investment in the ETNs
The ETNs do not have a minimum repurchase amount and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested.  Our cash payment on your ETNs at maturity or upon repurchase will be based primarily on any increase or decrease in the level of the Index.  You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases substantially.  Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.
Even if the level of the Index at maturity or upon repurchase by Royal Bank exceeds the Initial Index Level, you may receive less than the principal amount of your ETNs
Because the Investment Fee Factor and the Current Investment Fee may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the Investment Fee Factor and the Current Investment Fee, minus the Coupon Payments, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Royal Bank.  In addition, if, when the Index is allocated to the Cash Rate, the Cash Rate is negative, the amount of your return at maturity or upon repurchase will be reduced.  See “Summary—Hypothetical Examples—Example 6.”
The ETNs are subject to the credit risk of Royal Bank
Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Royal Bank, and our credit ratings and credit spreads may adversely affect the market value of the ETNs.  Investors are dependent on Royal Bank’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Payments on the ETNs, including any repayment of principal, are subject to the creditworthiness of Royal Bank. If Royal Bank were to default on its payment obligations, you may not receive any amounts owed to you under the ETNs and you could lose your entire investment.
The Index closing level on the Final Valuation Date or another Valuation Date may be less than the level of the Index on the Maturity Date, on a Repurchase Date, or at other times during the term of the ETNs
The Index closing level on the Maturity Date, on a Repurchase Date, or at other times during the term of the ETNs, including dates near the Final Valuation Date or another Valuation Date, as applicable, could be higher than the levels of the Index on those Valuation Dates.  Because the Index Factor is only calculated by reference to the Index closing level on the Final Valuation Date or on a Valuation Date applicable to a repurchase of the ETNs at the option of a holder or at our option, as applicable, the Index Factor may be lower than it would otherwise have been if levels of the Index on other dates were considered.  If such other levels were considered in determining the Index Factor, the Index Factor may have been higher, resulting in a greater amount payable on the ETNs at maturity or upon repurchase.  This discrepancy could be particularly large if there are significant increases in the level of the Index after the Final Valuation Date, or another Valuation Date, as applicable, if there are significant decreases in the level of the Index around those Valuation Dates or if there is significant volatility in the level of the Index during the term of the ETNs.

There are restrictions on the minimum number of ETNs you may offer to Royal Bank for repurchase
Royal Bank will repurchase your ETNs at your election only if you are offering at least $1,000,000 stated principal amount of ETNs (50,000 ETNs) for any single repurchase and you have followed the procedures for repurchase detailed herein.  The minimum repurchase amount of $1,000,000 stated principal amount of ETNs (50,000 ETNs) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Royal Bank to repurchase your ETNs.  If you own ETNs with an aggregate stated principal amount of less than $1,000,000, you will not be able to cause Royal Bank to repurchase your ETNs, unless we or RBCCM lower the minimum repurchase amount, which we are not obligated to do.  In addition, your offer to Royal Bank to repurchase your ETNs on a Repurchase Date is only valid if Royal Bank receives your offer for repurchase from your broker by no later than 4:00 p.m., New York City time, on the Business Day immediately preceding the Valuation Date applicable to the Repurchase Date.  If Royal Bank does not receive your offer for repurchase by 4:00 p.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date, your offer will not be effective and we will not repurchase your ETNs on the applicable Repurchase Date.  Also, unless the scheduled Repurchase Date is postponed due to a Market Disruption Event, and if we have not previously delivered an irrevocable call notice to DTC, then the final day on which Royal Bank will repurchase your ETNs will be June 19, 2036.  As such, we anticipate that you must offer your ETNs for repurchase no later than June 13, 2036.  See “Specific Terms of the ETNs—Repurchase Procedures” for more information.
The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value.  There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.
You may not be able to offer your ETNs for repurchase because there may be fewer than 50,000 ETNs outstanding at any time
If the number of ETNs outstanding and not held by our affiliates at any one time is fewer than 50,000, you will not be able to avail yourself of the option to redeem prior to maturity, unless we or RBCCM lower the minimum repurchase amount, which we are not obligated to do.  To satisfy the minimum repurchase amount, your broker or other financial intermediary may bundle your ETNs for repurchase with those of other investors to reach this minimum amount, although there is no guarantee that they will do so.
You will not know the daily repurchase value or the call settlement value you will receive at the time an election is made to repurchase your ETNs
You will not know the daily repurchase value you will receive at the time you elect to request that we repurchase your ETNs or the call settlement value at the time that we elect to repurchase your ETNs.  You will not know the daily repurchase value until after the applicable Valuation Date, which is the Trading Day immediately following the Business Day on which you deliver the repurchase offer to Royal Bank.  You will not know the call settlement value until after the Valuation Date relating to a repurchase of the ETNs at our option.  We will pay you the daily repurchase value, if any, on the Repurchase Date, which is the third Business Day following the applicable Valuation Date.  These dates may be postponed due to the occurrence of Market Disruption Events.  See “Specific Terms of the ETNs—Payment Upon Repurchase.” As a result, you will be exposed to market risk in the event the market fluctuates either between the time you deliver the repurchase offer to Royal Bank and the applicable Valuation Date or between the Trading Day prior to the Valuation Date and such Valuation Date relating to a repurchase of the ETNs at our option, and your payment may decrease if the level of the Index decreases.
Royal Bank may repurchase your ETNs at its option
We have the right to repurchase your ETNs, in whole and not in part, on any Business Day during the term of the ETNs on or after December 30, 2016 to and including June 19, 2036.  The call settlement value may be less than the stated principal amount of $20 per ETN, the amount you would receive on your investment at maturity or the amount you would have received if you had elected to have Royal Bank repurchase your ETNs at a time of your choosing.  Royal Bank has no obligation to take your interests into account when deciding whether to call the ETNs.  If we elect to repurchase the ETNs at our option, you may not be able to reinvest at comparable terms or returns.  Our right to call the ETNs may create a conflict of interest between your interests and our interests.
You are not guaranteed a Coupon Payment on any Coupon Valuation Date
Your Coupon Payments, if any, are not fixed and could be zero with respect to each Coupon Payment Date.  You will not receive a Coupon Payment with respect to a Coupon Valuation Date if the Security Distribution Amount is zero.  For purposes of calculating the Security Distribution Amount as of any Coupon Valuation Date, any gross cash distributions that a reference holder would have been entitled to receive in respect of the Equity Index constituents held by such reference holder on the “record date” with respect to such Equity Index constituents will be deemed to be zero for those cash distributions whose ex-dividend date occurs (i) during the Coupon Period with respect to such Coupon Valuation Date and (ii) when the Index is allocated to the Cash Rate.  Consequently, whenever the Index is allocated to the Cash Rate during a Coupon Period, the Security Distribution Amount for that Coupon Period may not increase until the trend switches back to the Equity Index.  If the Index is allocated to the Cash Rate for a complete Coupon Period, there will be no Coupon Payments for that Coupon Period.
You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity is based on the appreciation or depreciation of the Index and the payment at maturity will be reduced by the cumulative negative effect of the Investment Fee Factor and the Current Investment Fee.  Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative.  Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
Your return will not reflect the return of owning instruments the returns of which track the Equity Index, the Equity Index constituents or the Cash Rate
The ETNs are linked to the Index, which in turn tracks the return on the Equity Index (if the Benchmark Index is in a positive trend relative to its historical 200-Index business day simple moving average) or the Cash Rate (if the Benchmark Index is in a negative trend relative to its historical 200-Index business day simple moving average).  The Investment Fee Factor reduces your exposure to the Index over time.  The Current Investment Fee is embedded in the daily repurchase value, call settlement value and payment at maturity of your ETNs as described above under “—Even if the level of the Index at maturity or upon repurchase by Royal Bank exceeds the Initial Index Level, you may receive less than the principal amount of your ETNs.”
As a result, the performance of your ETNs will not be the same as the performance of the Index, or the return on a similar investment in exchange traded notes or other instruments tracking the Benchmark Index, the Equity Index, the Equity Index constituents or the Cash Rate.  Even if the level of the Index increases from its level on the initial trade date for the ETNs, the market price of the ETNs may not increase.  It is also possible for the level of the Index to increase while the market price of the ETNs declines.  Your payment at maturity may be less than you would have received if you had invested directly in the Equity Index constituents or an instrument linked to the Cash Rate.  The trading value of the ETNs and final return on the ETNs may also differ from the performance of the Index for the reasons described under “—The ETNS are subject to the credit risk of Royal Bank” and “—Prior to maturity, the market value of the ETNs may be influenced by many unpredictable factors.”
Our hedging activity may affect the value of the Equity Index constituents and therefore the market value of the ETNs
We expect to hedge our obligations under the ETNs through one or more of our affiliates.  This hedging activity will likely involve trading in one or more of the Equity Index constituents, other securities of the Constituent Issuers or in other instruments, such as options, swaps or futures, based upon the Index, the Equity Index or one or more of the Equity Index constituents or other securities of the Constituent Issuers.  We or our counterparties may also adjust this hedge during the term of the ETNs and may close out or unwind this hedge on or before any applicable Valuation Date or the Final Valuation Date, which may involve, among other things, us or our counterparties purchasing or selling the Equity Index constituents or other instruments such as swaps, options or futures based upon the Index, the Equity Index, the Index constituents or other securities of the Constituent Issuers.  Additionally, this hedging activity during the term of the ETNs, including on any Valuation Date or the Final Valuation Date, could negatively affect the level of the Index on that Valuation Date and, therefore, adversely affect any payment owed to you under the ETNs.  Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ETNs declines.
We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the ETNs.
These hedging activities may present a conflict of interest between your interests as a holder of the ETNs and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.  With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
Prior to maturity, the market value of the ETNs may be influenced by many unpredictable factors
The market value of your ETNs may fluctuate between the date you purchase them and the applicable Valuation Date.  You may also sustain a significant loss if you sell the ETNs in the secondary market.  Several factors, many of which are beyond our control, will influence the market value of the ETNs.  Factors that may influence the market value of the ETNs include:
•	the level of the Index;
•	the actual and expected volatility of the Index, the Equity Index and the Cash Rate, and whether that volatility or other factors trigger a change in the trend signal;
•	the dividends paid on the Equity Index constituents, which may have an influence on the market price of such securities as well as the performance of the Benchmark Index, and therefore on the level of the Index;
•	whether the Index is allocated to the Equity Index or the Cash Rate; if the Index is allocated to the Cash Rate, distributions by the Constituent Issuers on the Equity Index constituents will not count toward the Security Distribution Amount, thus decreasing any potential Coupon Payment;
•	the time remaining to the maturity of the ETNs;
•	supply and demand for the ETNs, including inventory positions with any market maker (the supply and demand for the ETNs may be affected by the amount of ETNs we decide to issue, and we are under no obligation to issue any ETNs to increase the supply);
•	economic, financial, political, regulatory or judicial events that affect the level of the Index or the values of the Equity Index constituents;
•	the Current Investment Fee and the Investment Fee Factor then applicable to the ETNs;
•	the Constituent Issuers and changes to those Constituent Issuers;
•	the market price and expected distributions on the Equity Index constituents;
•	the Cash Rate and interest and yield rates in the market generally, as well as in the markets of the Constituent Issuers; and
•	the actual or perceived creditworthiness of Royal Bank, including actual or anticipated downgrades in Royal Bank’s credit ratings.
These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.
The liquidity of the market for the ETNs may vary materially over time
As stated on the cover of this pricing supplement, we will sell a portion of the ETNs on the initial settlement date, and additional ETNs may be issued and sold from time to time through RBCCM, an affiliate of ours.  Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by Royal Bank as described in this pricing supplement.  Additionally, any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs.  We are not obligated to sell the full amount of ETNs offered by this pricing supplement, and may discontinue sales of the ETNs at any time.  In the event that we discontinue sales of ETNs, the price of the ETNs may be subject to significant distortions.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to offer your ETNs for repurchase by Royal Bank prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to Royal Bank at one time for repurchase on any repurchase date.

There may not be an active trading market in the ETNs
Although the ETNs are listed, subject to official notice of issuance, on the Nasdaq Global Market under the symbol “TALL”, there is no guaranty of secondary market liquidity.  However, a trading market for your ETNs may not continue for the term of the ETNs.  In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs.  We are not required to maintain any listing of the ETNs on the Nasdaq Global Market or any other exchange or quotation system.
The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market
The intraday indicative value of the ETNs will be calculated and published every 15 seconds on each Index Business Day during normal business hours under the Bloomberg ticker symbol “TALLIV” so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the Consolidated Tape Association, or other major market data vendor.  The intraday indicative value of the ETNs at any time is based on the most recent intraday level of the Index.  At any time at which a Market Disruption Event has occurred and is continuing, there may be no intraday indicative value.  See “Description of the ETNs—Indicative Value” in this pricing supplement.  The Calculation Agent or its affiliate is responsible for computing and disseminating the intraday indicative value.  Neither the intraday indicative value nor the closing indicative value of the ETNs is necessarily the same as the trading price of the ETNs in the secondary market at such time.  The closing indicative value for each trading day will be published on such trading day under the Bloomberg ticker symbol “TALLIV.”
Publication of the intraday indicative value may be delayed, particularly if the publication of the intraday Index level is delayed.  See “Description of the ETNS—Intraday Index Levels.”
The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists.  The trading price of the ETNs at any time may vary significantly from their intraday indicative value and the closing indicative value of the ETNs at such time.  Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event the investor sells the ETNs at a time when such premium is no longer present in the marketplace or the ETNs are repurchased by us (including at our option), in which case investors will receive a cash payment equal to the daily repurchase value, as described herein.
We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs.  However, we are under no obligation to sell additional ETNs at any time, and we may suspend issuance of new ETNs at any time without providing you notice or obtaining your consent.  If we stop selling additional ETNs, the price and liquidity of the ETNs could be materially and adversely affected, including an increase in the premium purchase price of the ETNs over the intraday indicative value of the ETNs.  Before trading in the secondary market, you should compare the closing indicative value and intraday indicative value with the then-prevailing trading price of the ETNs.
The ETNs may not be a suitable investment for you
The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you seek guaranteed interest payments; you believe the level of the Index will decrease or will not increase by an amount equal to the percentage of the principal amount represented by the Investment Fee Factor and the Current Investment Fee, minus the Coupon Payments, during the term of the ETNs; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of conventional debt securities with comparable maturities and credit ratings; or you are not willing to be exposed to the trading price of the ETNs which, at any time, may vary significantly from the intraday indicative value and the closing indicative value.
We may stop issuing or selling the ETNs at any time, including if we determine that we have reached a maximum issuance amount, which may cause the ETNs to trade at a significant premium, which could be reduced or eliminated at any time
We have no obligation to issue or sell additional ETNs at any time and may limit or restrict such sales or stop issuing or selling for any reason at any time, including if at our own discretion, we determine that we have reached a maximum issuance amount. See “Specific Terms of the ETNs—Further Issuances.”  If we discontinue issuing and selling additional ETNs, an imbalance between supply and demand for the ETNs may arise, which could give rise to distortions in the market for the ETNs and result in the ETNs trading at a significant premium. These distortions could lead to the market price of the ETNs differing, perhaps significantly, from the intraday indicative value and closing indicative value of the

ETNs. If this circumstance occurs, the ETNs could become highly volatile and subject to rapid and significant decreases in price with a reduction or elimination of premium at any time, independently of the performance of the Index, resulting in significant loss for any investors that had paid such premium. If we do choose to sell additional ETNs, we may do so at a price that is higher or lower than the stated principal amount, based on the closing indicative value of the ETNs at that time. The price of the ETNs in any subsequent sale may differ substantially from the issue price paid in connection with any other issuance of the ETNs.
We or our affiliates may have economic interests adverse to those of the holders of the ETNs
Because our affiliate, RBCCM, is initially acting as the Calculation Agent for the ETNs, potential conflicts of interest may exist between it and you, including with respect to certain determinations and judgments that it must make in determining amounts due to you, either at maturity or upon repurchase of the ETNs.  For example, it is within the Calculation Agent’s discretion to determine whether or not any particular event constitutes a Market Disruption Event.  In addition, it is within the Calculation Agent’s sole discretion to determine that if any event that could constitute a Market Disruption Event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind a material portion of any hedge related to the ETNs, then that event will be deemed to have been a Market Disruption Event even if, in the absence of such interference, the Calculation Agent may have determined that such event would not have constituted a Market Disruption Event.  You should also be aware that RBCCM, will act as our agent in connection with the distribution of the ETNs and will charge normal commissions for the purchase of the ETNs and will also receive all or a portion of the Investor Fee.
In addition, we and other affiliates of ours expect to engage in trading activities related to one or more Equity Index constituents or Constituent Issuers, futures or options on one or more Equity Index constituents, Constituent Issuers or any of the Index, the Equity Index or the Benchmark Index, or other derivative instruments with returns linked to the performance of one or more Equity Index constituents, Constituent Issuers or any of the Index, the Equity Index or the Benchmark Index, for their accounts and for other accounts under their management.  We and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of any of the Index, the Equity Index or the Benchmark Index, or one or more Equity Index constituents or Constituent Issuers.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the ETNs.  Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the ETNs and the amount payable to you at maturity or upon repurchase, as applicable.
We or our affiliates may currently or from time to time engage in business with one or more Constituent Issuers, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about one or more Constituent Issuers, and we will not disclose any such information to you.  In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about any Equity Index constituents, Constituent Issuers or the Index.  Any such views or recommendations may be inconsistent with purchasing or holding the ETNs.  Any prospective purchaser of ETNs should undertake such independent investigation of the Index and each Equity Index constituents and Constituent Issuers as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.
In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time, and any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs.  See “— The liquidity of the market for the ETNs may vary materially over time” above and “Supplemental Plan of Distribution (Conflicts of Interest).
With respect to any of the activities described above, neither we nor our affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.
If a Market Disruption Event has occurred or is continuing on a Valuation Date, the Calculation Agent will postpone the Valuation Date (and the Maturity Date or a Repurchase Date) and may determine the Index closing level applicable to such Valuation Date
The determination of the Index closing level on a Valuation Date, including the Final Valuation Date, may be postponed if the Calculation Agent reasonably determines that a Market Disruption Event has occurred or is continuing on such Valuation Date.

If postponement of a Valuation Date with respect to a repurchase at the option of the holder or at our option occurs, then such Valuation Date will be postponed to the next Trading Day on which the Calculation Agent determines that no Market Disruption Event occurs or is continuing, unless the Calculation Agent determines that a Market Disruption occurs or is continuing on each of the six scheduled Trading Days immediately following such scheduled Valuation Date.  In that case, the sixth scheduled Trading Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the existence of a Market Disruption Event.
If a Valuation Date is postponed to the last possible date as described in the preceding paragraph, then the Calculation Agent will determine the closing level for such Valuation Date in its sole reasonable discretion.
If a scheduled Valuation Date is postponed due to a Market Disruption Event, the Repurchase Date will also be postponed so that such Repurchase Date occurs on the third Business Day following the Valuation Date as postponed, in the case of a repurchase at the option of the holder, or the third Trading Day following the Valuation Date as postponed, in the case of a repurchase at our option.  If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date will also be postponed so that the Maturity Date occurs on the third Trading Day following the Final Valuation Date as postponed.  Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs.  In addition, no interest or other payment will be payable as a result of such postponement.  See “Specific Terms of the ETNs—Market Disruption Events.”
Significant aspects of the tax treatment of an investment in the ETNs are uncertain
The tax treatment of an investment in the ETNs is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the ETNs, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.
Although the U.S. federal income tax treatment of the Coupon Payment is uncertain, we intend to take the position that the Coupon Payment constitutes taxable ordinary income to a holder.
The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue ordinary income over the term of an instrument similar to the ETNs regardless of whether any payments are made prior to maturity and whether all or part of the gain a holder may recognize upon sale, repurchase or maturity of an instrument similar to the ETNs could be treated as ordinary income.  The outcome of this process is uncertain and guidance, if any, could apply on a retroactive basis.
Please read carefully the section entitled “Material United States Federal Income Tax Considerations” in this pricing supplement.  Holders should consult their tax advisor about their own tax situation.
A 30% U.S. Federal withholding tax will be withheld on coupon payments to Non-U.S. Holders.
While the U.S. federal income tax treatment of the ETNs (including proper characterization of the Coupon Payments for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Coupon Payments paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI (or any applicable successor form)).  We will not pay any additional amounts in respect of such withholding.
Risks relating to the Index
The Index may perform poorly in volatile markets, especially over short-term periods
An investment in the ETNs carries the risks associated with the Index’s systematic trend-following strategy.  This strategy generally seeks to capitalize on positive trends in the Benchmark Index determined based on the closing level of the Benchmark Index relative to the simple average of the Benchmark Index’s closing levels over the immediately preceding 200 Index business days.  This systematic trend-following strategy is different from a strategy that seeks long-term long-only exposure to an asset.  In particular, the Index may perform poorly in non-trending markets characterized by short-term volatility when the Benchmark Index either remains flat or is subject to short-term fluctuations.  For example, the Index may fail to realize gains that could occur as a result of tracking the Cash Rate when the level of the Equity Index increases, but after which a “positive trend” is established leading to an allocation in the Equity Index and then subsequently the Equity Index experiences a sudden decline.  The example demonstrates one scenario in which the Index may underperform the Equity Index as a result of short term volatility in the markets.  We cannot assure you that the systematic trend-following strategy used to construct the Index will be successful or that it will outperform any alternative strategy that might be constructed from the Equity Index and the Cash Rate.
The Index may underperform the Equity Index
The Index uses a systematic trend-following strategy to track the return on the Benchmark Index (if the Benchmark Index is in a positive trend relative to its historical 200-Index business day simple moving average) or the Cash Rate (if the Benchmark Index is in a negative trend relative to its historical 200-Index business day simple moving average).  Thus, the Index aims to mitigate, to some extent, the volatility of the equity exposure by tracking the Cash Rate (instead of the Equity Index) if the Benchmark Index is below its historical 200-Index business day simple moving average.
However, the Benchmark Index trend will not switch from positive to negative (or from negative to positive) unless and until the closing level of the Benchmark Index is below its historical 200-Index business day simple moving average for five consecutive Index business days (or at or above its historical 200-Index business day simple moving average for five consecutive Index business days).  Further, once the Benchmark Index trend switches from positive to negative (or from negative to positive), the Index will not start tracking the Cash Rate (or the Benchmark Index) until the close of the Index business day immediately following the Index business day on which such Benchmark Index trend switches.  This means that at least five consecutive Index business days will elapse after the Index business day on which the closing level of the Benchmark Index first drops below its historical 200-Index business day simple moving average (or first moves to or above such average) before the Index will switch from tracking the Equity Index to the Cash Rate (or from the Cash Rate to the Equity Index).  As a result, if the Index is in a positive trend, it may be adversely affected by a downward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days (or if the Index is in an overall negative trend, it may not benefit from an upward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days).
Movements in the Equity Index over a period of six consecutive Index business days could be significant, and may have a material and adverse impact on the performance of the Index.  The performance of the Index and the Index closing level on any Index business day are dependent on the performance of the level of the Equity Index or the Cash Rate during the term of the ETNs.  On any Index business day, the return on the Index may be greater than, less than or significantly less than the return on the Benchmark Index.  As a result, the Index could underperform the Equity Index.
The Index has a limited performance history
The Index was launched on November 2, 2015, and therefore has no performance history prior to that date.  Consequently, little or no historical information will be available for you to consider in making an independent investigation of the Index’s performance, which may make it difficult for you to make an informed decision with respect to an investment in the ETNs.  However, the Index Sponsor has retrospectively calculated Index closing levels to illustrate how the Index would have performed had it existed in the past using the methodology of the Index as it exists today.  The retrospectively calculated Index closing levels were calculated based on historical data for the level of the Benchmark Index, the Equity Index and the Cash Rate.  The retrospectively calculated data is not actual, was created with the benefit of hindsight and cannot accurately be used to predict future results.  The retrospectively calculated and historical Index closing levels, Benchmark Index closing levels, Equity Index closing levels and the Cash Rate should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level, Benchmark Index closing level, Equity Index Closing Level or the Cash Rate on any given date.
You have no shareholder rights or rights to receive any Equity Index constituent
Investing in the ETNs will not make you a holder of any of the Equity Index constituents. Neither you nor any other holder or owner of your ETNs will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the Constituent Issuers or any other rights with respect to the Equity Index constituents. The ETNs will be paid in cash to the extent any amount is payable at repurchase or maturity, and you will have no right to receive delivery of any of the Equity Index constituents.
The Index comprises notional assets
The exposures to the Index (and to the Equity Index constituents) and to the Cash Rate are purely notional and will exist solely in the records maintained by or on behalf of the Index calculation agent.  There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.  Consequently, you will not have any claim against or on the Index, the Benchmark Index, the Equity Index, the Equity Index constituents or any federal funds effective rate deposit.
Our offering of the ETNs does not constitute a recommendation of the Index, the Equity Index constituents, the Constituent Issuers or the Cash Rate
You should not take our offering of the ETNs as an expression of our views about how the Index will perform in the future or as a recommendation to invest in the Index, the Equity Index constituents, the Constituent Issuers or in the Cash Rate, including through an investment in the ETNs. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the ETNs, including positions in Equity Index constituents or the Constituent Issuers.  You should undertake an independent determination of whether an investment in the ETNs is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.
The Index Sponsor or the Index Calculation Agent may discontinue the publication of the Index
Neither the Index Sponsor nor the Index Calculation Agent is under any obligation to continue to calculate and publish values of the Index, including the intraday values and the end-of-day official closing value.  Furthermore, neither is required to publish, or calculate similar values for, any successor index (as defined under “Specific Terms of the ETNs—Discontinuation or Modification of the Index” below).  If publication of the Index is discontinued, we may not be able to provide the intraday values of the Index required to maintain any listing of the ETNs on the NYSE Arca.  If the ETNs are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the ETNs may be materially and adversely affected and you may sustain significant losses if you sell your ETNs in the secondary market.  In the event that the level of the Index is not available, the Calculation Agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index, which could adversely affect the value of your ETNs or the amount payable on your ETNs at maturity or upon repurchase.  The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Market Disruption Events,” “—Discontinuation or Modification of the Index” and “—Role of Calculation Agent.”
You will have no rights against any entities with discretion over the Index
As an owner of the ETNs, you will have no rights against the Index Sponsor or the Index Calculation Agent, even though the amount you receive at maturity or upon repurchase of your ETNs by Royal Bank will depend, in part, on the level of the Index.
We and our affiliates do not have any affiliation with the Index Sponsor and are not responsible for its public disclosure of information
The Index Sponsor is responsible for the Index methodology for determining the composition of the Index and for all matters relating to the policies, maintenance and calculation of the Index.  While we and our affiliates may currently or from time to time engage in business with the Index Sponsor and funds they manage, we and our affiliates are not affiliated with Index Sponsor in any way (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Index.  The Index Sponsor is not involved in the offering of the ETNs in any way and has no obligation to consider your interests as an owner of the ETNs in taking any actions relating to the Index that might affect the value of your ETNs.  Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information contained in any public disclosure of information by the Index Sponsor.  You, as an investor in the ETNs, should make your own investigation into the Index.
The policies of the Index Sponsor and any changes thereto that affect the composition and valuation of the Index could affect the amount payable on your ETNs and their market value
The policies of the Index Sponsor concerning additions, deletions or substitutions of the Equity Index constituents and the manner in which changes affecting the Index are reflected could affect the level of the Index and, therefore, the amount payable on your ETNs at maturity or upon repurchase by Royal Bank and the market value of your ETNs prior to maturity.  See “The Index” below for a discussion of these policies.
Additional Equity Index constituents may satisfy the eligibility criteria for inclusion in the Index, the Benchmark Index and the Equity Index, and the current Equity Index constituents may fail to satisfy such criteria.  In addition, the Index Sponsor may at any time supplement, amend, revise or withdraw the Index methodologies for determining the composition and weighting of the Index, the Benchmark Index and the Equity Index, or for calculating the level of any such index, although any such changes will be in a manner consistent with the Index’s purpose of tracking the Benchmark Index and the Benchmark Index’s and the Equity Index’s purpose of tracking the pattern of common stock price movements.  The Index Sponsor may also discontinue or suspend compilation or publication of the Index; in that event, it may become difficult to determine the level of the Index and therefore the value of, or the amount payable on, your ETNs.
If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index.  The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Market Disruption Events,” “—Discontinuation or Modification of the Index” and “—Role of Calculation Agent.”

THE INDEX
The S&P 500® Trend Allocator Price Return Index (the “Index”) was created by S&P Dow Jones Indices (“S&P” or the “Index Sponsor”).  The Index was established on November 2, 2015 with an Index closing level of 791.381.  The Index was developed with a base value of 100 (the “Index Base Value”) as of May 22, 1991 (the “Index Base Date”).  The Index tracks the performance of a systematic trend-dependent strategy allocating between the S&P 500® Price Return Index (the “Equity Index”) and cash, represented by the U.S. Federal Funds Effective Rate (the “Cash Rate” and, together with the Equity Index, the “Underlying Assets”), depending on whether the S&P 500® Total Return Index (the “Benchmark Index”) is observed to be in a positive or negative trend, as determined in accordance with the methodology described below.  S&P calculates the level of the Index in its capacity as Index Calculation Agent.
As of the date of this pricing supplement, the Index tracks the Equity Index.
We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance and method of calculation, from publicly available sources.  Such information reflects the policies of and is subject to change by the Index Sponsor.  We have not undertaken any independent review or due diligence of such information.  The Index is calculated, maintained and published by the Index Sponsor.  The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of the Index.  The description of the Index is summarized from the methodology governing the Index, which is available at http://www.spindices.com/ documents/ methodologies/methodology-sp-500-trend-allocator-indices.pdf .  Neither the methodology nor any other information included on that website is included or incorporated by reference into this pricing supplement.  Similarly, information contained in any Bloomberg page (or on any successor page) referenced below is not included or incorporated by reference in this pricing supplement.
Index Methodology
The Index level will be calculated using the Index methodology published by the Index Sponsor (the “Index Methodology”).  The Index utilizes a systematic trend-following strategy that provides exposure to either the Equity Index or the Cash Rate, depending on the closing value on any Index business day of the Benchmark Index compared to its prior 200-day simple moving average (the “SMA”).  The SMA is defined as the average of the last 200 closing values of the Benchmark Index ending on that Index business day.  A closing value can only be determined on an Index business day.
If the last five consecutive closing levels of the Benchmark Index are equal to or above the SMA on each of the five respective consecutive days, then the “trend signal” is positive (which we refer to in this pricing supplement as a “positive trend”).  In that case, the Index will track the return of the Equity Index and will have no exposure to the Cash Rate until a negative trend occurs.  Conversely, if the last five consecutive closing levels of the Benchmark Index are below the SMA on each of the five respective consecutive days, then the trend signal is negative (which we refer to in this pricing supplement as a “negative trend”).  In that case, the Index will track the return of the Cash Rate and will have no exposure to the Equity Index until a positive trend occurs.  The trend signal does not change from its current status until there have been five consecutive days of Benchmark Index values indicating a signal change.  Any change of a trend signal from positive to negative, or the opposite, will cause an index rebalancing.
The rules for determining whether the Benchmark Index is in a positive or negative trend are described in more detail under “—Calculation of the Index” below.
The Index aims to mitigate, to some extent, the volatility of the equity exposure by tracking the Cash Rate (instead of the Equity Index) if the Benchmark Index is below its historical 200-day simple moving average.
However, the Benchmark Index trend will not switch from positive to negative (or from negative to positive) unless and until the closing level of the Benchmark Index is below its SMA for five consecutive Index business days (or at or above its SMA for five consecutive Index business days).  Further, once the Benchmark Index switches trends, the Index will not start tracking the Cash Rate (or the Equity Index, as applicable) until the close of the Index business day immediately following the Index business day on which the trend switches.  This means that at least five consecutive Index business days will elapse after the Index business day on which the closing level of the Benchmark Index first decreases below its historical 200-Index business day simple moving average (or first increases to or above such average) before the Index will switch from tracking the Equity Index to the Cash Rate (or from the Cash Rate to the Equity Index, as applicable).  As a result, if the Index is in a positive trend, it may be adversely affected by a downward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days (or if the Index is in an overall negative trend, it may not benefit from an upward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days).  Accordingly, the strategy employed by the Index does not eliminate exposure to volatility in the Benchmark Index.

Calculation of the Index
Asset Allocation Determination.  The trend signal of the Benchmark Index on any Index business day is determined by comparing (a) the Benchmark Index closing level to (b) the SMA for the period of 200 consecutive Index business days ending on, and including, such Index business day.  For any Index business day, the Benchmark Index trend will be “positive” if the Benchmark Index closing level is equal to or greater than the SMA for each of the five consecutive Index business days ending on, and including, such Index business day.  In that case, the Underlying Asset will be the Equity Index.  Conversely, the Benchmark Index trend will be “negative” for any Index business day if the Benchmark Index closing level is less than the SMA for each of the five consecutive Index business days ending on, and including, such Index business day.  In that case, the Underlying Asset will be the Cash Rate.  If neither of those conditions is satisfied, then the Benchmark Index trend will be the same as the Benchmark Index trend on the preceding Index business day (no new trend signal will be generated).  In that case, the Underlying Asset will remain the same.
The trend signal is reviewed daily, using the official closing levels of the Benchmark Index.  If the trend signal changes on any given Index business day, then the effective date for the index rebalancing is the close of the following Index business day.
This is expressed by the following formula:
The trend signal (Zt) is determined as follows:
Zt =	1 0 Zt-1	If, for all d = 4, 3, 2, 1, 0 If, for all d = 4, 3, 2, 1, 0 otherwise	Allt-d ≥ SMA(All)t-d Allt-d < SMA(All)t-d

where:
t	= Date
Allt	= Benchmark Index value
SMAt	= 200-day simple moving average of the Benchmark Index value with:
Zt (1)	= Positive signal
Zt (0)	= Negative signal
Calculation of the Index Level.  The Index Level on any Index business day is based on the Index Level on the previous Index business day and the performance of the applicable Underlying Asset, which is either the Equity Index (if the Benchmark Index is in a positive trend) or the Cash Rate (if the Benchmark Index is in a negative trend).
Thus, for any Index business day, the Index Level is equal to:
•	the closing Index Level on the immediately preceding Index business day on which the Index Level was last determined, multiplied by
•	one plus the return on the applicable Underlying Asset (the “Asset Return”) for that Index business day.
The Equity Index Asset Return for any Index business day is equal to the quotient of (the Equity Index closing level for that day divided by the Equity Index closing level for the previous Index business day) minus one.  The Cash Rate Asset Return for any Index business day is equal to the product of (i) the US Federal Funds Effective Rate on the previous trading day divided by 360 multiplied by (ii) the number of calendar days elapsed from the last Index business day to the current Index business day.  As an example, on a Monday three calendar days will have elapsed since the previous Friday, assuming that both Monday and Friday are Index business days.

The Index level calculation is expressed by the following formula:
On any trading date, t, the Index is calculated as follows:
Indext = Index t-1 * (1 + Asset Returnt)
where:
Indext-1          = Previous trading day’s Index closing level
Asset Returnt          = Daily return of invested Underlying Asset
The Asset Return on any trading date, t, is calculated as follows for the applicable Underlying Asset:
where:
t	= Date
IVt	= Equity Index value
cash	= U.S. Federal Funds Effective Rate on trading date t-1.
days	= Number of calendar days from trading date t to previous trading date t‑1
Underlying Asset Closing Level and Rate.  The Equity Index closing level is the closing level in U.S. dollars of the Equity Index as determined by the Index Calculation Agent.  The Equity Index closing level will be as displayed on Bloomberg page “SPX <Index>” (or any successor page) unless, in the judgment of the Index Calculation Agent and the Index Sponsor, both acting in good faith, such closing level reflects a manifest error.
The Cash Rate will be the rate for U.S. dollar federal funds as of the relevant Index business day, as that rate is displayed on Reuters page USONFFE=.
“Reuters page” means the display on the Thomson Reuters service, or any successor service, on page USONFFE=, or any replacement page on that service.
Announcements
Rebalancing announcements are made at the close of trading two days prior to the rebalancing date.  All methodology changes are posted to the Index Sponsor’s website at www.spdjii.com.
Holiday Schedule
The Index is calculated all business days of the year when the U.S. equity markets are open (each, an “Index business day”).
Equity Index Disruptions
In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Calculation Agent will calculate the closing price of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed.  If an exchange fails to open due to unforeseen circumstances, the Index Calculation Agent treats this closure as a standard market holiday.  The Index will use the prior day’s closing prices and shifts any corporate actions to the following business day.  If all exchanges fail to open or in other extreme circumstances, the Index Sponsor may determine not to publish the Index for that day.
Cash Rate Disruptions
In situations where the US federal funds effective rate is unavailable as of the previous Index business day, which would be the rate used for the current Index business day’s calculation, the Index Calculation Agent will use the latest available US federal funds effective rate published prior to the previous Index business day.

Recalculation Policy
The Index Calculation Agent reserves the right to recalculate the Index under certain limited circumstances.  The Index Calculation Agent may choose to recalculate and republish the Index if it is found to be incorrect or inconsistent within two trading days of the publication of the index level in question for one of the following reasons:
•	Incorrect or revised closing price;
•	Missed corporate event;
•	Late announcement of a corporate event; or
•	Incorrect application of corporate action or index methodology.
Any other restatement or recalculation of the Index is only done under extraordinary circumstances to reduce or avoid possible market impact or disruption as solely determined by the Index Committee.
Index Committee
The Index is maintained by the Americas Thematic and Strategy Index Committee.  All committee members are full-time professional members of S&P Dow Jones Indices’ staff.  The Index Committee meets monthly.  At each meeting, the Index Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events.  In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.
The Index Sponsor considers information about changes to its indices and related matters to be potentially market moving and material.  Therefore, all Index Committee discussions are confidential.
The Equity Index
The Equity Index is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the Equity Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P chooses companies for inclusion in the Equity Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the Equity Index.  S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Equity Index to achieve the objectives stated above.
S&P calculates the Equity Index by reference to the prices of the constituent stocks of the Equity Index without taking account of the value of dividends paid on those stocks.  As a result, the return on the ETNs, when the Underlying Asset is the Equity Index, will not reflect the return you would realize if you actually owned the Equity Index constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines are no longer included in the Equity Index.  Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line.  This may result in one listed share class line of a company being included in the Equity Index while a second listed share class line of the same company is excluded.
Computation of the Equity Index.  While S&P currently employs the following methodology to calculate the Equity Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the ETNs.
Historically, the market value of any component stock of the Equity Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock.  In March 2005, S&P began shifting the Equity Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Equity Index to full float adjustment on September 16, 2005.  S&P’s criteria for selecting stocks for the Equity Index did not change with the shift to float adjustment.  However, the adjustment affects each company’s weight in the Equity Index.

Under float adjustment, the share counts used in calculating the Equity Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Equity Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.
The Equity Index is calculated using a base-weighted aggregate methodology.  The level of the Equity Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943.  An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time.  The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10.  This is often indicated by the notation 1941-43 = 10.  In practice, the daily calculation of the Equity Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number.  However, in the context of the calculation of the Equity Index, it serves as a link to the original base period level of the Equity Index.  The index divisor keeps the Equity Index comparable over time and is the manipulation point for all adjustments to the Equity Index, which is index maintenance.
Equity Index Maintenance.  Equity Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs.  Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Equity Index, and do not require index divisor adjustments.
To prevent the level of the Equity Index from changing due to corporate actions, corporate actions which affect the total market value of the Equity Index require an index divisor adjustment.  By adjusting the index divisor for the change in market value, the level of the Equity Index remains constant and does not reflect the corporate actions of individual companies in the Equity Index.  Equity Index divisor adjustments are made after the close of trading and after the calculation of the Equity Index closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible.  All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  Changes of less than 5.00% due to a company’s acquisition of another company in the Equity Index are made as soon as reasonably possible.  All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible.  Other changes in IWFs will be made annually when IWFs are reviewed.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC.  These trademarks have been sublicensed for certain purposes by us.  The Index and the Equity Index are products of S&P and/or its affiliates and have been licensed for use by us.
The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index or the Equity Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index and the Equity Index is the licensing of the  Index and the Equity Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index and the Equity Index are determined, composed and calculated by S&P Dow Jones Indices without regard to us or the ETNs.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the ETNs into consideration in determining, composing or calculating the Index or the Equity Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the ETNs.  There is no assurance that investment products based on the Index or the Equity Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETNs currently being issued by us, but which may be similar to and competitive with the ETNs.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index or the Equity Index.  It is possible that this trading activity will affect the value of the ETNs.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX AND THE EQUITY INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE ETNs, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX AND THE EQUITY INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Hypothetical and Actual Historical Data on the Index
The following table and graph set forth hypothetical performance of the Index from May 31, 2006 to October 30, 2015, and historical performance of the Index from November 2, 2015 to June 24, 2016.  The hypothetical data is not actual, was created with the benefit of hindsight and cannot accurately be used to predict future results.  The hypothetical data was created by applying the Index methodology to historical closing levels of the Equity Index and U.S. federal funds effective rates.

Any historical and hypothetical upward or downward trend in the level of the Index during the period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the ETNs.  The historical or hypothetical Index levels do not give an indication of the future performance of the Index.  We cannot make any assurance that the future performance of the Index will result in holders of the ETNs receiving a positive return on their investment.

S&P 500 Trend Allocator PR® Index
(May 31, 2006 to June 24, 2016)
900
800
700
600
500
400
300
5/31/2006
5/31/2007
5/31/2008
5/31/2009
5/31/2010
5/31/2011
5/31/2012
5/31/2013
5/31/2014
5/31/2015
5/31/2016

DESCRIPTION OF THE ETNS
The following description of the terms of the ETNs supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.  Capitalized terms used but not defined in this product prospectus supplement have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement.
Indicative Value of the ETNs
An intraday “indicative value,” which is meant to approximate the intrinsic economic value of the ETNs, will be published on each Trading Day under the Bloomberg ticker symbol “TALLIV” and will be disseminated on the Consolidated Tape Association or other major market data vendor.  In connection with your ETNs, we use the term “indicative value” to refer to the value at a given time determined based on the following equation.  The trading price of the ETNs in the secondary market at any time may vary significantly from their closing indicative value and intraday indicative value at such time.  The trading price of the ETNs at any time is the price that you may be able to sell your ETNs in the secondary market at such time, if one exists.
Indicative Value = (stated Principal Amount per ETN multiplied by (Current Index Level / Initial Index Level) multiplied by the Investment Fee Factor) plus the Current Coupon Payment, if any, minus the Current Investment Fee where:
Stated Principal Amount per ETN = $20;
Current Index Level = The most recent published level of the Index available;
Initial Index Level = 706.710, the Index closing level on the Initial Trade Date;
Current Coupon Payment = The calculation of the Coupon Payment with respect to your ETNs, determined as if such date were a Valuation Date applicable to a Repurchase Date, calculated as described below under “Specific Terms of the ETNs.”  For the avoidance of doubt, the Current Coupon Payment will include the Coupon Payment with respect to the Coupon Valuation Date immediately preceding such date if, on such date, the Ex-Date with respect to such Coupon Payment has not yet occurred.
The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads.
The intraday indicative value and the closing indicative value of the ETNs are not the same as the closing price or any other trading price of such ETNs in the secondary market.  The closing indicative value will never be less than zero.  The publishing of the intraday indicative value by Bloomberg may occasionally be subject to delay or postponement.
Intraday Index Levels
The Index is a proprietary index that the Index Sponsor developed and owns.  The Index Calculation Agent calculates and disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 9:00 a.m. to 4:30 p.m. (New York City time) on each Business Day, and publishes the Index closing level for each Business Day at approximately 4:30 p.m. (New York City time) on each such day.  For further information on the Index returns, see “The Index.”  Index levels are available on Bloomberg under the ticker symbol “SPTRALUP”.
The intraday calculation of the Index levels will be provided for reference purposes only. Published calculations of the level of the Index from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the ETNs in the secondary market. If the publication of the intraday Index level is delayed, then the intraday indicative value of the ETNs will also be delayed.  The intraday Index levels published every 15 seconds will be based on the intraday prices of the Equity Index or the most recently reported US federal funds effective rate, as applicable.

The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists.  The trading price of the ETNs at any time may vary significantly from the closing indicative value and intraday indicative value of such ETNs at such time.  Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event the investor sells such ETNs at a time when such premium is no longer present in the market place or such ETNs are repurchased at our option, in which case investors will receive a cash payment based on the closing indicative value as described below.  We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs.  However, we are under no obligation to sell additional ETNs at any time, and we may suspend issuance of new ETNs at any time without providing you notice or obtaining your consent.  If we stop selling additional ETNs, the price and liquidity of the ETNs could be materially and adversely affected, including an increase in the premium purchase price of the ETNs over the intraday indicative value of the ETNs.  Before trading in the secondary market, you should compare the closing indicative value and intraday indicative value with the then-prevailing trading price of the ETNs. See “Risk Factors” in this pricing supplement for a discussion of factors that may influence the market value of the ETNs prior to maturity.
Split or Reverse Split of the ETNs
RBCCM, as the calculation agent, may initiate a split or reverse split of the ETNs on any Trading Day.  If the Calculation Agent decides to initiate a split or reverse split, the Calculation Agent will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split.  The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the ETNs accordingly.  Any adjustment of the stated principal amount will be rounded to eight decimal places.
In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion.  For example, if the ETNs undergo a 1-for-4 reverse split, holders who own a number of ETNs on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of ETNs they hold that is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by the Calculation Agent in its sole discretion.  Our current intention is to provide holders with a cash payment for their partial ETNs in an amount equal to the appropriate percentage of the stated principal amount of the ETNs on a specified trading day following the announcement date.
A split or reverse split of the ETNs will not affect the aggregate principal amount of ETNs held by an investor, other than to the extent of any “partial” ETNs, but it will affect the number of ETNs an investor holds and the denominations used for trading purposes on the exchange.  The minimum stated principal amount of ETNs an investor must offer for repurchase will not change as a result of any split or reverse split of the ETNs, but the number of ETNs corresponding to such minimum stated principal amount will change.

SPECIFIC TERMS OF THE ETNS
In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary.  Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.
The ETNs are Senior Medium-Term Notes, Series G, as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of October 23, 2003, as amended, between Royal Bank of Canada and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee under which the ETNs will be issued (the “Indenture”).  You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the Indenture.
Please note that the information about the price to the public and the proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
Coupon Payment
On each Coupon Payment Date, for each $20 principal amount ETN, you will receive a cash payment equal to the Security Distribution Amount, calculated as of the corresponding Coupon Valuation Date.
The Security Distribution Amount means, as of any Coupon Valuation Date, an amount equal to the gross cash distributions that a “reference holder” would have been entitled to receive in respect of the Equity Index constituents held by such reference holder on the “record date” with respect to such Equity Index constituents, for those cash distributions whose “ex-dividend date” occurs (i) during the Coupon Period with respect to such Coupon Valuation Date and (ii) when the Index is allocated to the Equity Index.  A “reference holder” is, as of any date of determination, a hypothetical holder of a number of units of each Equity Index constituent equal to the product of (a) the number of units of such Equity Index constituent as of such date of determination, (b) the Multiplier and (c) the Investment Fee Factor.  The reference holder is intended to reflect the hypothetical exposure the holder of a single ETN would have to each Equity Index constituent at any given time.
For purposes of calculating the Security Distribution Amount as of any Coupon Valuation Date, any gross cash distributions that a reference holder would have been entitled to receive in respect of the Equity Index constituents held by such reference holder on the “record date” with respect to such Equity Index constituents will be deemed to be zero for those cash distributions whose ex-dividend date occurs (i) during the Coupon Period with respect to such Coupon Valuation Date and (ii) when the Index is allocated to the Cash Rate. Consequently, whenever the Index is allocated to the Cash Rate during a Coupon Period, the Security Distribution Amount for that Coupon Period may not increase until the trend switches back to the Equity Index.  If the Index is allocated to the Cash Rate for a complete Coupon Period, there will be no Coupon Payments for that Coupon Period.
Notwithstanding the foregoing, with respect to cash distributions for an Equity Index constituent that are scheduled to be paid prior to the applicable Ex-Date, if, and only if, the relevant Constituent Issuer fails to pay the distribution to holders of such Equity Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Security Distribution Amount.
The “Multiplier” is equal to 0.0283002, the quotient of $20 divided by the Initial Index Level.
The Investment Fee Factor, as of any date of determination, is an amount equal to the product of all past Fee Factors for which the related Coupon Periods have been completed; however, the Investment Fee Factor shall be considered one until the completion of the first Coupon Period.
Each past “Fee Factor” is equal to (i) one minus (ii) the annual investor fee multiplied by (a) the number of days elapsed from the Coupon Valuation date at the start of the related Coupon Period to and including the Coupon Valuation Date at the end of such Coupon Period, divided by (b) 365.  Such past Fee Factors shall not include periods ending upon the Final Valuation Date or any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option as such past Fee Factors are contemplated in the Current Investment Fee.
The annual investor fee is equal to 0.85%.

The “Index Factor” on any Valuation Date will be equal to the quotient of the Final Index Level on such Valuation Date divided by the Initial Index Level.
The “Initial Index Level” is equal to 706.710, the Index closing level on the Initial Trade Date.
The “Index closing level” means, on any Trading Day, the closing level of the Index as reported on Bloomberg under the symbol SPTRALUP.  If a Valuation Date is postponed, the Calculation Agent may determine the Index closing level.  See “—Market Disruption Events.”
A Coupon Period with respect to each Coupon Valuation Date is the period commencing on, but excluding, the previous Coupon Valuation Date (or, with respect to the first Coupon Period, commencing on but excluding the initial trade date) to, and including such Coupon Valuation Date.
A “Coupon Payment Date” will be the fifteenth Business Day following the applicable Coupon Valuation Date, provided that the Coupon Payment Date corresponding to the Final Valuation Date, any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option will be the Maturity Date or the related Repurchase Date, as applicable.  In addition, if a Repurchase Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Payment has been determined but not yet paid, instead of such Coupon Payment being paid on the regularly scheduled Coupon Payment Date, such Coupon Payment will be paid on either (i) the Maturity Date or (ii) the Repurchase Date applicable to a Valuation Date if, as of such Valuation Date with respect to a repurchase at the option of the holder or at our option, as applicable, the Ex-Date with respect to such Coupon Payment has not yet occurred.
A “Coupon Valuation Date” will be the 15th of February, May, August and November of each calendar year (or if any such day is not a scheduled Trading Day, the next succeeding scheduled Trading Day) as well as the Final Valuation Date, any Valuation Date corresponding to a Repurchase Date for a repurchase of the ETNs at the option of the holder or at our option.  If a Market Disruption Event has occurred or is continuing on a Valuation Date or the Final Valuation Date, the relevant Coupon Payment, if any, will be determined on such postponed Valuation Date or Final Valuation Date, as applicable, as set forth under “—Market Disruption Events.”
The Coupon Payment will be paid to the holder of an ETN as of the applicable Coupon Record Date, which will be the ninth scheduled Business Day following the corresponding Coupon Valuation Date.
The “Ex-Date,” with respect to a Coupon Payment, will be the first Exchange Business Day on which the ETNs trade without the right to receive such Coupon Payment.  Under current Nasdaq practice, the Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.
An “Exchange Business Day” is any day on which the primary exchange or market for trading of the ETNs is scheduled to be open for trading.
Denominations
We will offer the ETNs in denominations of $20 stated principal amount.  Any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.
Payment at Maturity
If your ETNs have not previously been repurchased by Royal Bank, you will receive at maturity a cash payment, per $20 principal amount ETN, calculated as (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, each as of the Final Valuation Date, plus (b) the final Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the Final Valuation Date.  In no event, however, will the payment at maturity be less than zero.
If the ETNs undergo a split or reverse split, the indicative value will be adjusted accordingly.  Such adjustment may adversely affect the trading price and liquidity of the ETNs.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.
The Maturity Date will be the third Trading Day after the Final Valuation Date.  The Maturity Date is scheduled to be June 20, 2036, unless that day is not a Trading Day, in which case the Maturity Date will be the next following Trading Day.  The Calculation Agent may postpone the Final Valuation Date, and therefore the Maturity Date, if a Market Disruption Event occurs or is continuing on a day that would otherwise be the Final Valuation Date.  See “—Market Disruption Events.”

Because the Investment Fee Factor together with the Current Investment Fee over time reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the sum of the percentage of the principal amount represented by the percentage that the Investment Fee Factor is less than 100 percent and the amount of the Current Investment Fee, minus the Coupon Payments, if any, in order for you to receive an aggregate amount over the term of the ETNs equal to at least the principal amount of your investment. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Royal Bank.
In the event that any Valuation Date, including the Final Valuation Date, is postponed due to a Market Disruption Event, the Calculation Agent will determine the Index closing level for the purposes of determining the Index Factor according to the Index methodology as described below under “—Market Disruption Events.”
If the Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day.  In the event that payment at maturity is deferred beyond the stated Maturity Date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.
A “Trading Day” is a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca and the Nasdaq Stock Market, in each case as determined by the Calculation Agent in its sole discretion.
A “Business Day” is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
Valuation Dates
The applicable Valuation Date means (i) with respect to a repurchase at the option of the ETN holder, the Trading Day immediately succeeding the Business Day on which you deliver a valid repurchase notice to Royal Bank, (ii) with respect to a repurchase of the ETNs at our option, the third Trading Day prior to the Repurchase Date and (iii) with respect to the Maturity Date, the Final Valuation Date.  The “Final Valuation Date” will be the Trading Day that falls on June 17, 2036.  If any of the applicable Valuation Dates is not a Trading Day, then such Valuation Date or Final Valuation Date shall be the next following Trading Day.  If a Market Disruption Event occurs or is continuing on any Valuation Date or the Final Valuation Date, then such Valuation Date will be postponed to the next Trading Day on which a Market Disruption Event does not occur or is not continuing.  See “—Market Disruption Events.”
Payment Upon Repurchase
Prior to maturity, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Royal Bank on any Business Day during the term of the ETNs through the Business Day immediately preceding the Final Valuation Date.  If you choose to offer your ETNs for repurchase, you must offer at least $1,000,000 stated principal amount of ETNs (50,000 ETNs) to Royal Bank for repurchase on any Repurchase Date.  To satisfy the minimum repurchase amount, your broker or other financial intermediary may bundle your ETNs for repurchase with those of other investors to reach this minimum amount, although there is no guarantee that they will do so.  We or RBCCM as the Calculation Agent may from time to time reduce, in part or in whole, the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective.  If you offer at least the applicable minimum repurchase amount of ETNs to Royal Bank for repurchase and fulfill the repurchase procedures described below for a Repurchase Date, Royal Bank will be obligated to repurchase your ETNs.  If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will be the same.
In addition, we have the right to repurchase the ETNs, in whole but not in part, on any Business Day during the term of the ETNs on or after December 30, 2016 to and including June 19, 2036.  To repurchase the ETNs, we will deliver an irrevocable call notice to DTC, as holder of the global note, not less than five Trading Days’ prior to the repurchase date specified in the call notice.  The call notice will include, among other items, the Repurchase Date, the Valuation Date and the last Business Day on which a holder may submit the offer to repurchase.  Once we issue a call notice to repurchase the ETNs at our option, the last Valuation Date for a repurchase of the ETNs at your option will be the Business Day prior to the Valuation Date.
If you choose to offer your ETNs for repurchase, you will receive a cash payment on the Repurchase Date in an amount equal to the “daily repurchase value,” calculated as a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20 and (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus

(c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the daily repurchase value be less than zero.  In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding the applicable Valuation Date if, on the relevant Valuation Date, the Ex-Date with respect to such Coupon Payment has not yet occurred.  RBCCM may charge investors an additional fee of up to 0.125% times the daily repurchase value for each ETN that is repurchased at the investor’s option.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.
The daily repurchase value is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.
If we repurchase the ETNs at our option, you will receive a cash payment equal to the “call settlement value,” calculated as a cash payment per $20 principal amount ETN equal to (a) the product of (i) $20, (ii) the Index Factor and (iii) the Investment Fee Factor, plus (b) the Coupon Payment, if any, minus (c) the Current Investment Fee, each determined as of the applicable Valuation Date.  In no event, however, will the call settlement value be less than zero.  In addition, you will receive the Coupon Payment with respect to the Coupon Valuation Date immediately preceding such Valuation Date if, on such Valuation Date, the Ex-Date with respect to that Coupon Payment has not yet occurred.
A “Repurchase Date” for a repurchase of the ETNs at the option of the holder is the third Business Day following the related Valuation Date.  Unless the ETNs have been previously repurchased at our option or the scheduled Repurchase Date is postponed due to a Market Disruption Event, the final day on which Royal Bank will repurchase your ETNs at your option will be June 19, 2036.  As such, we anticipate that you must offer your ETNs for repurchase no later than June 13, 2036.  A Repurchase Date for a repurchase of the ETNs at our option will be the third Trading Day following the Valuation Date.
In the event that payment upon repurchase by Royal Bank is deferred beyond the original Repurchase Date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.
Repurchase Procedures
Repurchase at Your Option
You may, subject to the minimum repurchase amount described above, elect to offer your ETNs to Royal Bank for repurchase on any Business Day during the term of the ETNs until the Trading Day immediately preceding the Valuation Date for a repurchase of the ETNs at our option or June 13, 2036, as applicable.  If you wish to offer your ETNs to Royal Bank for repurchase, you and your broker must follow the following procedures:
•	your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Royal Bank by 4:00 p.m., New York City time, on the Business Day immediately preceding the Valuation Date applicable to the Repurchase Date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer $1,000,000 principal amount or more of your ETNs (50,000 ETNs) for repurchase by Royal Bank on any Repurchase Date. To satisfy the minimum repurchase amount, your broker or other financial intermediary may bundle your ETNs for repurchase with those of other investors to reach this minimum amount, although there is no guarantee that they will do so. We or the Calculation Agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. Royal Bank must acknowledge receipt from your broker in order for your offer to be effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will be the same;
•	your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable Valuation Date at a price equal to the applicable daily repurchase value, facing Royal Bank; and
•	your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date (the third Business Day following the Valuation Date).
Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  If Royal Bank does not receive your offer for repurchase from your broker or DTC participant by 10:00 a.m., New York City time, on the Business Day immediately preceding a Valuation Date, your offer will not be effective and we will not accept your offer to us to repurchase your ETNs on the applicable Repurchase Date.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.
For the avoidance of doubt, RBCCM will act as our agent in connection with any repurchases at your option and may charge a fee of up to 0.125% times the daily repurchase value for each ETN repurchased.
Repurchase at Our Option
We have the right to repurchase the ETNs, in whole but not in part, on any Business Day during the term of the ETNs on or after December 30, 2016 to and including June 19, 2036.  To call the ETNs for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note), not less than five Trading Days prior to the repurchase date specified in the call notice.
Market Disruption Events
As set forth under “—Payment at Maturity” and “—Payment Upon Repurchase” above, the Calculation Agent will determine the Index closing level on each Valuation Date, including the Final Valuation Date.
For purposes of the ETNs, a “Market Disruption Event” means:
(a)	any suspension or absence of, or material limitation imposed on, trading by the relevant exchange (i) when the Index is tracking the Equity Index, in securities or futures or options contracts that reference (a) Equity Index constituents then comprising 20% or more of the level of the Equity Index or (b) the Equity Index, or (ii) when the Index is tracking the Cash Rate, in futures or options contracts that reference the US federal funds effective rate, whether by reason of movements in price exceeding limits permitted by the relevant exchange therefor or otherwise;
(b)	any event (other than an event described in clause (a) above or clause (c) below) that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values (i) when the Index is tracking the Equity Index, for securities or futures or options contracts that reference (a) Equity Index constituents then comprising 20% or more of the level of the Equity Index or (b) the Equity Index, or (ii) when the Index is tracking the Cash Rate, for futures or options contracts that reference the US federal funds effective rate, on the relevant exchange therefor, on any other exchange or quotation system;
(c)	the closure on any trading day of the relevant exchange (i) when the Index is tracking the Equity Index, for securities or futures or options contracts that reference (a) Equity Index constituents then comprising 20% or more of the level of the Equity Index or (b) the Equity Index, or (ii) when the Index is tracking the Cash Rate, for futures or options contracts that reference the US federal funds effective rate, prior to its scheduled closing time unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange or quotation system on such trading day and (B) the submission deadline for orders to be entered into such exchange or quotation system for execution on such trading day;
(d)	The closing levels of the Benchmark Index or the Equity Index are not published for five consecutive trading days; or
(e)	The US federal funds effective rate is not published for five consecutive trading days.
In addition, a determination by the Calculation Agent, in its sole discretion, that any of the events described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind a material portion of any hedge related to the ETNs, will be deemed to have been a Market Disruption Event.
The “relevant exchange” means (a) when the Index is tracking the Equity Index, the primary exchange or quotation system for any Equity Index constituent, or futures or option contracts related to the Equity Index or any Equity Index constituent, then included in the Equity Index, and (b) when the Index is tracking the Cash Rate, the primary exchange or quotation system for futures or options contracts that reference the US federal funds effective rate.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in an Equity Index constituent is suspended or materially limited at that time, or there occurs an event that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for such security, then the relevant percentage contribution of that security to the level of the Equity Index will be based on a comparison of (a) the portion of the level of the Equity Index attributable to that security relative to (b) the overall level of the Equity Index, in each case immediately before the occurrence of that suspension, limitation or other market disruption, as the case may be.
For purposes of determining whether a Market Disruption Event has occurred or is continuing:
•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	a decision permanently to discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event;
•	limitations pursuant to NYSE Rule 80B (or the rules of any relevant exchange similar to any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension or absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Equity Index or the US federal funds effective rate by the primary exchange or market related to such contract by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or absence or material limitation of trading in futures or options contracts related to the Equity Index or the US federal funds effective rate; and
•	a suspension or absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Equity Index, the Equity Index constituents or the US federal funds effective rate are traded will not include any time when such market is itself closed for trading under ordinary circumstances.
The determination of whether any event does or does not constitute a Market Disruption Event will be made solely by the Calculation Agent in its reasonable discretion.
A Valuation Date with respect to a repurchase of the ETNs at the option of the holder or at our option, or the Final Valuation Date, will be postponed and thus the determination of the Final Index Level will be postponed if the Calculation Agent reasonably determines that, on such Valuation Date, a Market Disruption Event has occurred or is continuing or such day is not a Trading Day.  In that case, that Valuation Date will be postponed to the next Trading Day on which the Calculation Agent determines that no Market Disruption Event occurs or is continuing, unless in respect of such Valuation Date the Calculation Agent determines that a Market Disruption Event occurs or is continuing on each of the six scheduled Trading Days immediately following the scheduled Valuation Date.  In that case, the sixth scheduled Trading Day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event.
In the event that a Valuation Date or the Final Valuation Date is postponed to the sixth scheduled Trading Day in accordance with the preceding paragraph, the Calculation Agent will determine the Final Index Level on that deemed Valuation Date or the Final Valuation Date, as applicable, in its sole reasonable discretion.
Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs.  In addition, no interest or other payment will be payable as a result of such postponement.
If a scheduled Valuation Date is postponed due to a Market Disruption Event, the Repurchase Date will also be postponed so that such Repurchase Date occurs on the third Business Day following the Valuation Date as postponed, in the case of a repurchase at the option of the holder, or the third Trading Day following the Valuation Date as postponed, in the case of a repurchase at our option.
If the Final Valuation Date is postponed due to a Market Disruption Event, the Maturity Date will also be postponed so that the Maturity Date occurs on the third Trading Day following the Final Valuation Date as so postponed.

Default Amount on Acceleration
For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN.  Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the Indenture.
In case an event of default (as defined in the accompanying prospectus) with respect to any ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the Calculation Agent and will equal, for each ETN you then hold, the daily repurchase value determined by the Calculation Agent on the Trading Day immediately preceding the date of acceleration.  That Trading Day will be treated as the Valuation Date for purposes of calculating the daily repurchase value in the event of an acceleration of maturity.
If the maturity of the ETNs is accelerated because of an event of default, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the ETNs as promptly as possible and in no event later than two business days after the date of acceleration.
Further Issuances
We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects.  Although the denomination and stated principal amount of each ETN is $20, any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we stop selling additional ETNs, the trading price and liquidity of the ETNs could be materially and adversely affected.  We anticipate that the maximum aggregate outstanding principal amount of ETNs that we will issue will be $250,000,000 (12,500,000 ETNs).  However, we have no obligation to issue up to this amount or any specific amount of ETNs and in our sole discretion, may issue ETNs in excess of this amount.  Such additional ETNs will be consolidated and form a single series with the ETNs.  We have no obligation to take your interests into account when deciding to issue additional securities.  A form of request for the creation of new issuances of ETNs is attached hereto as Annex B.  If on any Valuation Date we price an additional ETN creation a Market Disruption Event occurs or is occurring, we will determine the Index closing level applicable to such creation in accordance with the procedures under “—Market Disruption Events.”
Discontinuation or Modification of the Index
If the publication of the Index is discontinued and the Index Sponsor or any other person or entity calculates and publishes an Index that the Calculation Agent, after consultation with Royal Bank, reasonably determines is comparable to the Index and approves as a successor index (any such index, the “successor index”), then the Calculation Agent will determine the level of the Index on the applicable Valuation Date and the amount payable at maturity or upon repurchase by the Bank or a holder by reference to such successor index for the period following the discontinuation of the Index.
If the Index Sponsor discontinues publication of the Index and a successor index is not selected as described above or is no longer published on any date of determination of the level of the Index, the value to be substituted for the Index on that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.
If a successor index is selected or the Calculation Agent calculates a value as a substitute for the Index as described above, the successor index or value will be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.
If the Calculation Agent reasonably determines that the Index, the Equity Index, the Cash Rate or the method of calculating the Index or any successor index has been changed at any time in any significant respect, whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index, the Equity Index or the Cash Rate, or is due to any other reason—then the Calculation Agent, after consultation with Royal Bank, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the Maturity Date or upon repurchase by Royal Bank or a holder replicates the economic character of the Index.
In the event that the Calculation Agent makes such adjustments to the Index or a successor index, it will accordingly calculate the Index Factor, the daily repurchase value, if any, the Fee Factor, the Investment Fee Factor, the Current Investment Fee, the Coupon Payment, if any, the amount payable upon an acceleration of maturity, the payment upon a repurchase or the payment at maturity, based on the relevant index levels calculated by the Calculation Agent, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).
All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Royal Bank or otherwise relating to the level of the Index may be made in the Calculation Agent’s reasonable discretion.  The Calculation Agent shall make all determinations and adjustments such that, to the extent practicable, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.
Payment of Additional Amounts
We will pay any amounts to be paid by us on the ETNs without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the ETNs, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of an ETN or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)	which is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the ETNs, the holding of the ETNs or the receipt of payments thereunder;
(iii)	which is, or which does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)	which presents such ETN for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting an ETN for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any ETN means:
(a)	the due date for payment thereof (whether upon a repurchase or at maturity), or

(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the ETNs in accordance with the Indenture;
(v)	who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any third party comply with, any statutory requirements or by making, or requiring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)	who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For purposes of clause (iv) above, if an ETN is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the ETNs upon a repurchase or at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the ETNs (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the ETNs and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Material United States Federal Income Tax Considerations” in this pricing supplement.  Holders should consult their tax advisor about their own tax situation.
Manner of Payment and Delivery
Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Role of Calculation Agent
RBCCM, an affiliate of ours, will serve as the Calculation Agent.  The Calculation Agent will, in its reasonable discretion, make all determinations regarding the ETNs, including, but not limited to, any Coupon Payment, the Security Distribution Amount, the amount payable in respect of your ETNs at maturity or upon repurchase by Royal Bank, Market Disruption Events, Business Days, Trading Days, Valuation Dates, the daily repurchase value, the Coupon Payment, the Fee Factor, the Investment Fee Factor, the Current Investment Fee, the Index Factor, the amount payable upon an acceleration of maturity, the Initial Index Level, the Final Index Level, the Maturity Date, Repurchase Dates, and any other calculations or determinations with respect to the ETNs.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent. We may appoint a different Calculation Agent from time to time after the date of this pricing terms supplement without your consent and without notifying you.
The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon repurchase by the holder or by the Bank, or on a Coupon Payment Date, on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Repurchase Date or any Coupon Payment Date, as applicable.

Defeasance
The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the ETNs.
Non-Business Days
If any date of payment for a coupon or principal for the ETNs falls on a day that is not a Business Day, we will make the required payment on the next succeeding Business Day, and no interest will accrue in respect of the payment made on that next succeeding Business Day.

CLEARANCE AND SETTLEMENT
You will not have the right to receive physical certificates evidencing your ownership of the ETNs except under limited circumstances.  Instead, we will issue the ETNs in the form of a global certificate (the global note), which will be held by DTC or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC.  DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the distribution of the ETNs and secondary market trading between DTC participants.  You should refer to the section “Description of Debt Securities— Ownership and Book-Entry Issuance” in the accompanying prospectus.
USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.
In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index, the Equity Index, the Equity Index constituents and/or listed and/or over-the-counter derivative instruments linked to the Index, the Equity Index or the Equity Index constituents prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:
•	acquire or dispose of the Equity Index constituents or other securities of the Constituent Issuers;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Index, the Equity Index, the Equity Index constituents or other securities of the Constituent Issuers; or
•	any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before the Final Valuation Date.  That step may involve sales or purchases of the Equity Index constituents or other securities of the Constituent Issuers or over-the-counter derivative instruments linked to those assets.

The hedging activity discussed above may adversely affect the market value of the ETNs from time to time.  See “Risk Factors — Our hedging activity may affect the value of the Equity Index constituents and therefore the market value of the ETNs” and “—We or our affiliates may have economic interests adverse to those of the holders of the ETNs” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
The terms and conditions set forth in the Distribution Agreement dated July 23, 2013 among Royal Bank of Canada and the Agents party thereto, including RBCCM, govern the sale and purchase of the ETNs.
We sold $4,000,000 in principal amount on the Initial Trade Date through RBCCM and through one or more dealers purchasing as principal through RBCCM for $20 per ETN (200,000 ETNs), which is the stated principal amount per ETN.  We received proceeds equal to 100% of the offering price of the ETNs issued and sold on the Initial Settlement Date. Additional ETNs may be offered and sold after the Initial Trade Date from time to time through RBCCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.  Sales of the ETNs after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  We will receive proceeds equal to 100% of the price that the ETNs are sold to the public, less any commissions paid to RBCCM or any other dealer.  We may not sell the full amount of ETNs offered by this pricing supplement, and may discontinue sales of the ETNs at any time.
We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.
RBCCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.
Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (as such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us, RBCCM or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.
Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with ETNs borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”).  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.
RBCCM or another FINRA member will provide certain services relating to the distribution of the ETNs and may be paid a fee for its services equal to all, or a portion of, the Investor Fee.  RBCCM may also pay fees to other dealers pursuant to one or more separate agreements.  Any portion of the Investor Fee paid to RBCCM or such other FINRA member will be paid on a periodic basis over the term of the ETNs.  Although RBCCM will not receive any discounts in connection with such sales, RBCCM is expected to charge normal commissions for the purchase of any such ETNs.  RBCCM will act as our agent in connection with any repurchases at the investor’s option and may charge investors a fee of up to 0.125% times the daily repurchase value for each ETN repurchased at the investor’s option.  Additionally, it is possible that RBCCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the ETNs declines.  The amount of the fees paid in connection with the ETNs that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the ETNs.
Conflicts of Interest
RBCCM is our affiliate. Any distribution of the ETNs in which RBCCM participates will conform to the requirements of FINRA Rule 5121.  Client accounts over which RBCCM, its subsidiaries, or affiliates of its subsidiaries have investment discretion are not permitted to purchase the ETNs, either directly or indirectly, without the prior consent of the client.  See “Plan of Distribution — Conflicts of Interest” in the prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Prospective investors should note that the discussions under the sections entitled “Certain Income Tax Consequences, United States Taxation” in the accompanying prospectus and “Tax Consequences, United States Taxation” in the accompany prospectus supplement do not apply to the ETNs issued under this pricing supplement and is superseded by the following discussion.
The following is a general description of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the ETNs by a U.S. holder and a non-U.S. holder (each as defined below). It does not purport to be a complete analysis of all tax considerations relating to the ETNs. Prospective purchasers of the ETNs should consult their tax advisor as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the ETNs and receiving payments under the ETNs. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), applicable U.S. Treasury regulations (including proposed regulations and temporary regulations) promulgated thereunder, judicial authority and administrative interpretations, as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date (possibly with retroactive effect).
This section only applies to investors who acquire the ETNs in this pricing supplement and who hold the ETNs as capital assets for tax purposes.  It does not apply to a holder who is included in a special class of holders subject to special rules, including: (i) a dealer in securities or currencies; (ii) a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings; (iii) a tax-exempt organization or entity including an individual retirement and other tax-deferred account; (iv) a life insurance company; (v) a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks; (vi) a person that holds debt securities as part of a straddle, conversion transaction, constructive sale or other risk reduction transaction; (vii) a person that purchases or sells debt securities as part of a wash sale for tax purposes; (viii) a U.S. holder whose functional currency is not the U.S. dollar; (ix) a person subject to the alternative minimum tax; (x) a bank or other financial institution; (xi) a real estate investment trust, regulated investment company, partnership or other pass-through entity for U.S. federal income tax purposes; (xii) an investment company; or (xiii) a U.S. expatriate.
A U.S. holder is a beneficial owner of the ETNs who is: (i) a citizen or individual resident of the United States; (ii) a domestic corporation, or other entity taxable as a corporation for U. S. federal income tax purposes, created or organized in or under the laws of the United States or of any subdivision thereof; (iii) an estate whose income is subject to U. S. federal income tax regardless of its source; or (iv) a trust if a U. S. court can exercise primary supervision over the trust’s administration and one or more U. S. persons are authorized to control all substantial decisions of the trust.
If a partnership holds the ETNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ETNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the ETNs.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ETNS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ETNS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, HOLDERS SHOULD CONSULT THEIR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE ETNS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any of the entities whose stock is included in the underlying Equity Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any of the entities whose stock is included in the underlying Equity Index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  Holders should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the underlying Equity Index and consult your tax advisor regarding the possible consequences to holders in this regard.

Tax Treatment of the ETNs.  In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat an ETN with terms described in this pricing supplement as a contingent income-bearing derivative contract linked to the Index for U.S. federal income tax purposes, and the terms of the ETNs require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization.  In addition, we intend to treat Coupon Payments as U.S. source income for U.S. federal income tax purposes.  The following discussion assumes that the treatment described in this paragraph is proper and will be respected.
U.S. Holder.  Although the U.S. federal income tax treatment of the Coupon Payments is uncertain, we intend to take the position, and the following discussion assumes, that such Coupon Payments constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting, and the terms of the ETNs require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat such Coupon Payments in accordance with such characterization.  If the ETNs are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the sale, repurchase or maturity of the ETNs in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Coupon Payment, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the ETNs.  In general, a U.S. holder’s tax basis in the ETNs should equal the price the holder paid for the ETNs.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
Medicare Tax.  A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year (“undistributed net investment income” in the case of an estate or trust) and (2) the excess of the U.S. holder’s modified adjusted gross income (or, in the case of an estate or trust, adjusted gross income) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its interest income and its net gains from the disposition of property (such as the ETNs), unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the ETNs debt securities.
Information With Respect to Foreign Financial Assets.  An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Under these rules, the ETNs may be treated as “specified foreign financial assets.”  Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the ETNs.
Alternative Treatments.  Alternative tax treatments would also be possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the ETNs, and the Internal Revenue Service might assert that the ETNs should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the ETNs are so treated, a U.S. holder would generally be required to accrue interest currently over the term of the ETNs irrespective of the amount of Coupon Payments, if any, made on the ETNs.  In addition, any gain a U.S. holder might recognize upon the sale, repurchase or maturity of the ETNs would be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the ETNs, and thereafter, would be capital loss.
It is possible that the Internal Revenue Service could seek to tax the ETNs by reference to a holder’s deemed ownership of the Equity Index Constituents during the period that the Underlying Asset is allocated to the Equity Index.  In such case, a U.S. holder could be required to recognize amounts of income, gain or loss as if such holder had actually owned interests in the Equity Index Constituents.  Under this alternative treatment, a U.S. holder could also be required to currently recognize gain or loss, at least some of which could be short-term capital gain (and possibly loss), each time the Equity Index rebalances.  Similarly, during the period that the Underlying Asset is allocated to cash, it is possible that the Internal Revenue

Service could seek to require a U.S. holder to accrue interest at the Cash Rate currently over the term of the ETNs as ordinary income irrespective of the amount of any Coupon Payments subsequently made on the ETNs.
In addition and separate from an alternative tax treatment of deemed ownership described in the preceding paragraph, it is possible that a deemed taxable exchange has occurred on one or more of the Index rebalancing dates (allocating the Underlying Asset between the Equity Index and cash) or that the ETNs could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the ETNs were properly treated in such a manner, a U.S. holder would be treated as disposing of the ETNs on each rebalancing date in return for new derivative contract(s) that exchange or mature on the next rebalancing date, and such holder would accordingly likely recognize capital gain (but probably not loss) on each rebalancing date equal to the difference between the holder’s basis in the ETNs and the fair market value of the ETNs on such date.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the ETNs.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument similar to the ETNs should be required to accrue additional ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, U.S. holders of the ETNs will ultimately be required to accrue income currently (irrespective of the Coupon Payments) and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the ETNs.  A non-U.S. holder is a beneficial owner of an ETN that, for U.S. federal income tax purposes, is not a U.S. holder or a partnership.
While the U.S. federal income tax treatment of the ETNs (including proper characterization of the Coupon Payments for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Coupon Payments paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide an Internal Revenue Service Form W-8ECI (or any applicable successor form)). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Coupon Payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the Coupon Payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing accrued Coupon Payments which would be subject to the rules discussed in the previous paragraph) upon the sale, repurchase or maturity of the ETNs, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the ETNs.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty)

of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, certain payments (including deemed payments) on certain equity linked instruments (“ELI’s”), including the ETNs, that are contingent upon or determined by reference to actual or estimated U.S. source dividends and that reference an interest in an “underlying security” would be treated as U.S. source dividends.  An “underlying security,” is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, this withholding on “dividend equivalent” payments, if any, will not apply to ETNs issued before January 1, 2017.  In addition, a “qualified index”, is generally not treated as an “underlying security.”  A qualified index is an index that, among other things, is (i) composed of more than 25 component securities, (ii) diversified and (iii) traded through futures or option contracts on certain U.S. or foreign exchanges.
In the opinion of our counsel, Morrison & Foerster LLP, the Index should be treated as a “qualified index.”  In accordance with such characterization, the Notes should not be treated as referencing an “underlying security” for purposes of the foregoing regulations.  Therefore, none of the payments on an ETN issued on or after January 1, 2017 should be treated as “dividend equivalent” payments that are subject to U.S. withholding tax. Morrison & Foerster LLP’s opinion is based on certain assumptions and will be conditioned upon certain representations made by us.  In addition, a holder’s personal circumstances may affect whether an index is a “qualified index.”  Thus, if a holder enters into one or more transactions that reduce exposure to any referenced component security of the Index, other than transactions that reduce exposure to the entire Index, then, subject to certain de minimis exceptions, the Index is generally not treated as a “qualified index” with respect to that holder.  Morrison & Foerster LLP’s opinion assumes that a holder will not enter into any transaction that reduces exposure to any reference component security of the Index.  Moreover, the conclusion that the Index is a qualified index is not free from doubt and it is possible that the Internal Revenue Service or a court may disagree.  If any payments on the ETNs are treated as “dividend equivalent” payments subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the ETNs for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the ETNs to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Backup Withholding and Information Reporting.  Payments made with respect to the ETNs and proceeds from the sale of the ETNs may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.
Reports will be made to the Internal Revenue Service and to holders that are not exempted from the reporting requirements.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the ETNs may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the ETNs, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their tax advisor regarding the possible implications of FATCA on their investment in the ETNs.

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the ETNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
The U.S. Department of Labor has issued a regulation that has been modified by Section 3(42) of ERISA, and which we refer to as the “Plan Assets Regulation,” with regard to whether the underlying assets of an entity in which ERISA Plans (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) acquires an equity interest are deemed to be plan assets. Under this regulation, for purposes of ERISA and Section 4975 of the Code, when a Plan acquires an equity interest in an entity, and the equity interest is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity issuing the equity interest, unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulation.
If our assets or the assets of a trust or other vehicle through which the securities are offered were deemed to be “plan assets” of investing Plans, the persons providing services in connection with such assets might be considered “parties in interest” or “disqualified persons” with respect to an investing Plan and could be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving those assets. If this were the case, and if anyone with discretionary responsibilities over the assets were affiliated with RBCCM, any discretionary actions undertaken by that person regarding those assets could be deemed to be a prohibited transaction under ERISA or the Code (e.g., the use of fiduciary authority or responsibility in circumstances under which that person has interests that may conflict with the interests of the investing Plan and affect the exercise of that person’s best judgment as a fiduciary).
An exception to plan asset status under the Plan Assets Regulation applies to a class of “equity” interests that are “publicly-offered securities.” Publicly-offered securities are defined as securities that are:
•          widely held, i.e., owned by more than 100 investors independent of the issuer and of each other;
•          freely transferable; and
•          sold to a Plan as part of an offering under an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act.
We expect that the ETNs will meet the requirements under ERISA as “publicly-offered securities”, and will therefore meet an exception to plan asset status that could otherwise apply to the issuance of the ETNs.
Beyond the considerations described above, Section 406 of ERISA and Section 4975 of the Code, which are among the ERISA and Code fiduciary provisions governing plans, prohibit certain transactions involving the assets of Plans and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any ETNs are acquired by a Plan with respect to which any of RBCCM, or any of its affiliates are a party in interest or a disqualified person. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons.
Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire ETNs and the circumstances under which such decision is made. Those exemptions include prohibited transaction class exemption (“PTCE”) 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”). The Service Provider Exemption is generally applicable for otherwise-prohibited transactions between a Plan and a person or entity that is a party in interest or disqualified person with respect to such Plan solely by reason of providing services to the Plan (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Plan involved in the transaction), provided, that there is “adequate consideration” for the transaction. Any Plan fiduciary relying on the Service Provider Exemption and purchasing the ETNs on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction; and (y) neither RBCCM, or any of its affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If RBCCM, or any of its affiliates provides fiduciary investment management services with respect to a Plan, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the ETNs. If the ETNs are not traded on a generally recognized market, the adequate consideration determination is to be made by the fiduciary in good faith in accordance with regulations to be issued by the U.S. Department of Labor. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.
Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any ETNs.
Because RBCCM, or any of its affiliates may be considered a party in interest with respect to many Plans, the ETNs may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14, or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. By its purchase of any ETNs (or any interest in a ETN), each purchaser (whether in the case of the initial purchase or in the case of a subsequent transfer) will be deemed to have represented and agreed in its corporate and fiduciary capacity that either (i) it is not and for so long as it holds a ETN (or any interest therein) will not be a Plan, an entity whose underlying assets include the assets of any such Plan (a “Plan Asset Entity”), or a governmental, church, non-U.S. or other employee benefit plan which is subject to any U.S. federal, state, local, or non-U.S. law, that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code; or (ii) its purchase, holding or disposition of the ETNs will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a governmental, church, non-U.S. or other employee benefit plan, any such substantially similar U.S. federal, state, local or non-U.S. law for which an exemption is not available.
In addition, any purchaser that is a Plan or Plan Asset Entity or that is acquiring the ETNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ETNs that (a) neither RBCCM, nor any of its affiliates (collectively the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or non-U.S. plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the ETNs, or as a result of any exercise by the Seller of any rights in connection with the ETNs, (b) no advice provided by the Seller has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the ETNs and the transactions contemplated with respect to the ETNs, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the ETNs is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such ETNs and not a fiduciary to such purchaser.
The foregoing discussion is general in nature and not intended to be all-inclusive. Any Plan fiduciary who proposes to cause a Plan to purchase any ETNs should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.
The sale of ETNs to a Plan is in no respect a representation by RBCCM or any of its affiliates that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

VALIDITY OF THE ETNS
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the ETNs has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the ETNs have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the ETNs will be validly issued and, to the extent validity of the ETNs is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law; insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and  to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on January 8, 2016.

In the opinion of Morrison & Foerster LLP, when the ETNs have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the ETNs will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

ANNEX A
FORM OF OFFER FOR REPURCHASE
PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER
Dated:______________________
[insert date]
Royal Bank of Canada (“Royal Bank”)
US_ETN_Trading@rbccm.com
Re:	Royal Bank of Canada Exchange Traded Notes due June 20, 2036 Linked to the S&P 500® Trend Allocator PR Index (the “ETNs”)

Ladies and Gentlemen:
The undersigned beneficial owner hereby irrevocably offers to Royal Bank the right to repurchase the ETNs, as described in the Pricing Supplement dated June 27, 2016, in the amounts and on the date set forth below.
Name of beneficial holder:
[insert name of beneficial owner]
Stated principal amount of ETNs offered for repurchase (You must offer at least 50,000 ETNs ($1,000,000 stated principal amount) for repurchase at one time for your offer to be valid.):
[insert principal amount of ETNs offered for repurchase by Royal Bank]
Applicable Valuation Date:	,	20
Applicable Repurchase Date:	,	20
	[insert a date that is three Business Days following the applicable Valuation Date]
Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repurchase]
Telephone #:
[insert the telephone number at which the contact person or entity can be reached]
My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through whom you hold your ETNs):
Name:
DTC Account Number (and any relevant sub-account):
Contact Name:
Telephone Number:
Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Royal Bank by 4:00 p.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on such applicable Valuation Date facing Royal Bank, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Royal Bank as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Repurchase Date.
The undersigned acknowledges that Royal Bank will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO ROYAL BANK BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

BROKER’S CONFIRMATION OF REPURCHASE
[PART B: TO BE COMPLETED BY BROKER]
Dated:

[insert date]

Royal Bank of Canada (“Royal Bank”)
US_ETN_Trading@rbccm.com
Re:	Royal Bank of Canada Exchange Traded Notes due June 20, 2036 Linked to the S&P 500® Trend Allocator PR Index

Ladies and Gentlemen:
The undersigned holder of Royal Bank of Canada Exchange Traded Notes due June 20, 2036 Linked to the S&P 500® Trend Allocator PR Index (“ETNs”), issued by Royal Bank of Canada, CUSIP No. 78011D245, hereby irrevocably offers to Royal Bank the right to repurchase, on the Repurchase Date of   , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated June 27, 2016 relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.
The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the Valuation Date with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing Royal Bank, DTC #235 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Repurchase Date.
Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]
Contact Name:
Title:
Telephone:
Fax:
E-mail:
Stated principal amount of ETNs offered for repurchase (You must offer at least 50,000 ETNs ($1,000,000 stated principal amount) for repurchase at one time for your offer to be valid.):
DTC # (and any relevant sub-account):

ANNEX B
ROYAL BANK OF CANADA EXCHANGE TRADED NOTES DUE JUNE 20, 2036
LINKED TO THE S&P 500® TREND ALLOCATOR PR INDEX
REQUEST FOR THE CREATION OF NEW ISSUANCES
Broker’s Name:
Telephone Number:
Aggregate number of ETNs:
DTC participant for settlement on behalf of the beneficial owner of the ETNs:
Contact Royal Bank for settlement details (US_ETN_Trading@rbccm.com)
Name:
Telephone:

B-1